Exhibit 99.1

COMMUNITY & SOUTHERN HOLDINGS, INC.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Community & Southern Holdings, Inc.’s (the “Company”) internal control over financial reporting is a process effected by those charged with governance, management, and other personnel, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of reliable financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s assessment was conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), and included controls over the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America and with the regulatory reporting requirements associated with Form FR Y-9C, Form FR Y-9LP, and the Consolidated Reports of Condition and Income. An entity’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the entity; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America and financial statements for regulatory reporting purposes, and that receipts and expenditures of the entity are being made only in accordance with authorizations of management and those charged with governance; and (3) provide reasonable assurance regarding prevention, or timely detection and correction of unauthorized acquisition, use, or disposition of the entity’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent, or detect and correct misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.

Management is responsible for establishing and maintaining effective internal control over financial reporting, including controls over the preparation of regulatory financial statements. Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014, based on the framework set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework (2013). Based on that assessment, management concluded that, as of December 31, 2014, the Company’s internal control over financial reporting, including controls over the preparation of regulatory financial statements, is effective based on the criteria established in Internal Control—Integrated Framework (2013).

Management’s assessment of the effectiveness of internal control over financial reporting, including controls over the preparation of regulatory financial statements, as of December 31, 2014, has been audited by PricewaterhouseCoopers, an independent public accounting firm, as stated in their report dated March 25, 2015.

Community & Southern Holdings, Inc.

March 25, 2015

/s/ Patrick M. Frawley
Patrick M. Frawley Chief Executive Officer

/s/ Anthony P. Valduga
Anthony P. Valduga Chief Financial Officer

/s/ James C. Musselwhite
James C. Musselwhite Controller

Independent Auditor’s Report

To the Board of Directors of Community & Southern Holdings, Inc.

We have audited the accompanying consolidated financial statements of Community & Southern Holdings, Inc. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2014 and 2013 and the related consolidated statements of income, comprehensive income, shareholder’s equity and cash flows for the years then ended. We also have audited the Company’s internal control over financial reporting as of December 31, 2014 based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Management’s Responsibility

The Company’s management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, for maintaining internal control over financial reporting including the design, implementation, and maintenance of controls relevant to the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to error or fraud, and for its assertion about the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements and an opinion on the Company’s internal control over financial reporting based on our audits. We conducted our audits of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and our audit of internal control over financial reporting in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement and whether effective internal control over financial reporting was maintained in all material respects.

An audit of financial statements involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit of internal control over financial reporting involves obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that the audit evidence we obtained is sufficient and appropriate to provide a basis for our opinions.

Definition and Inherent Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process effected by those charged with governance, management, and other personnel, designed to provide reasonable assurance regarding the preparation of reliable financial statements in accordance with accounting principles generally accepted in the United States of America.

Because management’s assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), our audit of Company’s internal control over financial reporting included controls over the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America and with the instructions to the Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C). A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and those charged with governance; and (iii) provide reasonable assurance regarding prevention or timely detection and correction of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent, or detect and correct misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community & Southern Holdings, Inc. and its subsidiaries at December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ PricewaterhouseCoopers LLP

March 25, 2015

Community & Southern Holdings, Inc.

Consolidated Balance Sheets

December 31, 2014 and 2013

(In thousands of dollars, except share data)

	2014	2013
Assets
Cash and due from banks	$203,956	$217,071
Investment securities available-for-sale (amortized cost of $441,728 and $432,945, respectively)	444,883	433,037
Investment securities held-to-maturity (market value of $86,460 and $77,527, respectively)	82,903	75,680
Loans held for sale	1,981	1,967
Loans held for investment (including $304,877 and $378,937 covered under FDIC loss share agreements, respectively)	2,422,287	1,762,637
Allowance for loan losses	(37,910)	(30,535)

Loans, net of allowance for loan losses	2,384,377	1,732,102
Premises and equipment	64,617	61,962
Other real estate owned (including $12,817 and $46,999 covered under FDIC loss share agreements, respectively)	14,363	47,793
FDIC loss share receivable	34,464	108,267
Goodwill	23,084	11,740
Other intangible assets	9,738	8,554
Bank owned life insurance	62,424	58,999
Other assets	73,784	47,848

Total assets	$3,400,574	$2,805,020

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$365,084	$279,795
Interest-bearing	2,470,942	1,960,159

Total deposits	2,836,026	2,239,954
Other borrowings	78,905	95,183
Other liabilities	50,573	46,048

Total liabilities	2,965,504	2,381,185

Shareholders’ equity
Common stock ($0.01 par value; 100,000,000 shares authorized; 36,949,266 shares issued and outstanding as of December 31, 2014 and 2013, respectively)	369	369
Additional paid-in capital	372,670	370,139
Retained earnings	59,461	52,617
Accumulated other comprehensive income	2,570	710

Total shareholders’ equity	435,070	423,835

Total liabilities and shareholders’ equity	$3,400,574	$2,805,020

The accompanying notes are an integral part of these consolidated financial statements.

Community & Southern Holdings, Inc.

Consolidated Statements of Income

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars)

	2014	2013
Interest income
Interest and fees on loans	$141,958	$124,485
Interest and dividends on investment securities	13,045	10,042
Interest on other earning assets	343	664

Total interest income	155,346	135,191
Interest expense
Deposits	13,035	11,572
Other borrowings	1,602	1,907

Total interest expense	14,637	13,479

Net interest income	140,709	121,712
Provision for credit losses	8,954	1,206

Net interest income after provision for credit losses	131,755	120,506

Noninterest income
Service charges on deposit accounts	11,185	10,996
Investment securities gains, net	1,341	2,532
Gain on acquisition	2,278	—
Other	7,068	11,355

Total noninterest income	21,872	24,883

Noninterest expense
Salaries and employee benefits	46,784	45,375
Occupancy and equipment expense	11,345	11,340
Expense on loans and other real estate owned	4,087	6,135
Other real estate owned and repossession losses, net	3,162	4,715
Amortization expense	3,058	2,309
FDIC loss share receivable valuation adjustments	7,766	7,138
FDIC loss share receivable amortization	42,806	28,222
Other	29,426	23,153

Total noninterest expense	148,434	128,387

Income before income taxes	5,193	17,002
Income tax expense (benefit)	(1,651)	3,812

Net income	$6,844	$13,190

The accompanying notes are an integral part of these consolidated financial statements.

Community & Southern Holdings, Inc.

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars)

	2014	2013
Net Income	$6,844	$13,190

Components of other comprehensive income / (loss):
Unrealized gains / (losses) on available-for-sale investment securities arising during period (net of $1,530 and $2,566 tax, respectively)	2,874	(4,691)
Reclassification adjustment for net investment securities gains realized in earnings (net of $456 and $861 tax, respectively)	(885)	(1,671)
Amortization of unrealized gains on investment securities transferred from available-for-sale to held-to-maturity	(129)	(126)

Total other comprehensive income / (loss)	1,860	(6,488)

Comprehensive income	$8,704	$6,702

The accompanying notes are an integral part of these consolidated financial statements.

Community & Southern Holdings, Inc.

Consolidated Statements of Shareholders’ Equity

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance at January 1, 2013	$369	$366,642	$39,427	$7,198	$413,636
Net income	—	—	13,190	—	13,190
Change in accumulated other comprehensive income	—	—	—	(6,488)	(6,488)
Stock-based compensation expense	—	3,497	—	—	3,497

Balance at December 31, 2013	369	370,139	52,617	710	423,835

Net income	—	—	6,844	—	6,844
Change in accumulated other comprehensive income	—	—	—	1,860	1,860
Stock-based compensation expense	—	2,531	—	—	2,531

Balance at December 31, 2014	$369	$372,670	$59,461	$2,570	$435,070

The accompanying notes are an integral part of these consolidated financial statements.

Community & Southern Holdings, Inc.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars)

	2014	2013
Cash flows from operating activities
Net income	$6,844	$13,190
Adjustments to reconcile net income to cash provided by operating activities:
Net amortization/accretion of premiums and discounts	(44,196)	(55,731)
Provision for credit losses	8,954	(1,206)
Other real estate owned and repossession losses, net	3,162	4,715
Stock-based compensation expense	2,531	3,497
Deferred income tax benefit	(21,782)	(17,305)
Depreciation, amortization and accretion	3,545	3,109
Gain on acquisitions	(2,278)	—
Securities gains, net	(1,341)	(2,532)
Net change in loans held for sale	(14)	22,179
Net change in FDIC loss share receivable	73,803	128,133
Increase in cash surrender value of bank owned life insurance	(607)	(1,437)
Net change in other assets	2,232	(14,420)
Net change in other liabilities	(8,055)	23,025

Net cash provided by operating activities	22,798	105,217

Cash flows from investing activities
Net change in loans held for investment (originations, net of principal repayments)	(375,578)	(317,407)
Purchases of investment securities available-for-sale	(117,578)	(225,698)
Proceeds from maturities and calls of investment securities available-for-sale	78,784	99,950
Proceeds from sales of investment securities available-for-sale	109,552	44,272
Proceeds from calls and maturities of investment securities held-to-maturity	3,253	1,472
Purchases of investment securities held-to-maturity	(10,871)	(10,940)
Purchases of premises and equipment	(1,907)	(3,667)
Disposals of premises and equipment	1,620	2,500
Other adjustments in other real estate owned	5,928	15,734
Proceeds from sales of other real estate owned	40,935	91,857
Net cash acquired from acquisitions	74,891	201,313

Net cash used in investing activities	(190,971)	(100,614)

Cash flows from financing activities
Net change in deposits	174,058	12,979
Proceeds from other borrowings	70,000	215,000
Repayment of other borrowings	(89,000)	(230,000)

Net cash provided by (used in) financing activities	155,058	(2,021)

Change in cash and due from banks	(13,115)	2,582
Beginning of period	217,071	214,489

End of period	$203,956	$217,071

Supplemental disclosure of cash flow information
Transfers of loans to other real estate owned	$15,322	$37,273
Cash paid for interest	14,187	13,516
Cash paid for income taxes	18,544	15,742
Change in unrealized gain on investment securities available-for-sale	3,062	(9,788)

The accompanying notes are an integral part of these consolidated financial statements.

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

1.	Summary of Significant Accounting Policies and Nature of Business

Community & Southern Holdings, Inc. (the “Company”), headquartered in Atlanta, Georgia, is a registered bank holding company with two banking subsidiaries: Community & Southern Bank (“CSB”) which operates branches throughout the Atlanta, Georgia metro area and northern Georgia and Community & Southern Risk Management, Inc. (“CSB Risk Management”) a captive insurance company established with the specific objective of insuring risks for the Company and a group of member banks. CSB is the parent company of CSB Investments, Inc. (“CSB Investments”) and was formerly the parent of, Acru Wealth, LLC (“Acru”). CSB Investments is a Nevada corporation which owns all of the investment securities of the Company. Acru was a Georgia limited liability company acquired on July 20, 2012 in connection with the acquisition of First Cherokee State Bank (“FCSB”) and dissolved on May 7, 2014. The Company was organized on September 18, 2009, as a Delaware corporation, with no activity until January 29, 2010. CSB was organized as a Georgia-state chartered bank and opened on January 29, 2010. As used herein, “the Company” refers to Community & Southern Holdings, Inc., except where the context requires otherwise.

Nature of Business

CSB offers full-service banking services designed to meet the needs of retail and commercial customers in the markets in which it operates, with a focus on the resolution of assets acquired from the Federal Deposit Insurance Corporation (“FDIC”). The services offered include transaction and savings deposit accounts, commercial and consumer lending, asset management and full-service investment securities brokerage through a third-party provider and other activities related to commercial banking. Acru historically provided insurance products, trust services and access to various other investment products and services through non-bank affiliated, registered third parties. During 2013, the Company discontinued offering these products and services through Acru and transferred all custody accounts to an outside third party in early 2014. The Company and CSB are subject to the regulations of certain federal and state agencies and are periodically examined by those regulatory agencies.

Basis of Presentation and Consolidation

The accounting and reporting policies of the Company and its subsidiaries are in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and also conform to general industry practices. All intercompany accounts and transactions have been eliminated in consolidation. Assets and liabilities of purchased companies are stated at estimated fair values at the date of acquisition. Results of operations of companies purchased are included from the date of acquisition. Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

Use of Estimates in the Preparation of Financial Statements

The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change include:

•	Determination of the allowance for loan losses (“ALL”), reserve for unfunded lending commitments, and provision for credit losses

•	Income taxes, including tax provisions and realization of deferred tax assets

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

•	Determination of fair values of acquired assets and liabilities

•	Loss estimates related to acquired loans and other real estate owned (“OREO”)

•	Goodwill and other intangible assets, including assessment of impairment

•	Valuation of OREO

Cash and Due from Banks

Cash and due from banks includes cash on hand, interest-bearing demand deposits in other banks and amounts due from banks. Cash on hand is defined as having maturities of three months or less, and accordingly, the carrying amount of these instruments is deemed to approximate fair value.

The Company is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements.

Investment Securities

The Company classifies debt and equity investment securities into three categories: trading, held-to-maturity and available-for-sale.

Management determines the appropriate classification of investment securities at the time of purchase. Debt investment securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the investment securities to maturity. Held-to-maturity investment securities are carried at amortized cost.

Investment securities classified as trading are held principally for resale in the near term and are recorded at fair value. Gains or losses, either unrealized or realized, are reported in noninterest income. At December 31, 2014 and 2013, the Company had no investment securities classified as trading.

Investment securities not classified as either held-to-maturity or trading are classified as available-for-sale. Investment securities available-for-sale are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of accumulated other comprehensive income in the Consolidated Statements of Comprehensive Income.

The amortized cost of debt investment securities classified as either held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is considered an adjustment to yield on the security and included in interest income from investments. Interest and dividends are included in interest and dividends on investment securities in the Consolidated Statements of Income.

Gains and losses realized from the sales of investment securities are determined by specific identification and are included in noninterest income. Available-for-sale and held-to-maturity investment securities are reviewed quarterly for potential impairment. The Company determines whether it has the intent to sell a debt security or whether it is more likely than not it will be required to sell the debt security before the recovery of its amortized cost basis. If either condition is met, the Company will recognize an impairment loss necessary to reduce the carrying value of the debt security to fair value. For all other debt investment securities for which the Company does not expect to recover the entire amortized cost basis of the security and do not meet either condition, an other-than-temporary loss is considered to have occurred and the Company records the credit loss portion of impairment in earnings and the impairment related to all other factors in other comprehensive income/(loss).

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

Loans Held for Sale

Loans held for sale represent mortgage loans originated or acquired by the Company with the intent to sell and are measured at the lower of cost or fair value.

Loans Held for Investment

Loans held for investment are reported at the principal amount outstanding, net of the allowance for loan losses, net of deferred loan fees and costs, and any discounts received or premiums paid on purchased non-impaired loans. Deferred fees, costs, discounts and premiums are amortized over the estimated life of the loan primarily using the effective interest method. Interest income on loans is recognized as earned and is computed using the effective interest method. The Company does not anticipate prepayments in applying the interest method.

Loans are considered past due or delinquent when the contractual principal or interest due in accordance with the terms of the loan agreement or any portion thereof remains unpaid after the due date of the scheduled payment. Loans are placed on non-accrual status when it becomes probable that interest is not fully collectible, generally when the loan becomes 90 days past due. Once loans are placed on non-accrual status, previously accrued but unpaid interest is reversed from interest income, and the accrual of interest income is suspended. Future payments received are applied to the principal balance of the loan. If and when borrowers demonstrate the sustained ability to repay such loans in accordance with the loan’s contractual terms of a loan, the loan may be returned to accrual status. Loans which become 90 days past due are reviewed for collectability of principal. Principal amounts deemed uncollectible are charged off against the ALL (unless such loans are in the process of modification, collection through repossession, or foreclosure.)

Purchased Credit-Impaired Loans

Purchased credit-impaired (“PCI”) loans are those loans acquired with evidence of deterioration of credit quality since origination for which it is probable, at acquisition, that the Company will be unable to collect all contractually required payments receivable. The Company groups PCI loans into pools based upon common risk characteristics and periodically re-estimates expected cash flows. Estimated fair values for acquired loans are based upon a discounted cash flows methodology that considers various factors including the type of loan, collateral, credit quality, fixed or variable interest rate, historical payment performance, term of loan and whether or not the loan was amortizing, and a discount rate reflecting effective yield of the pool.

Interest income on PCI loans is recognized through accretion of the difference between the recorded investment of the loan pool and the gross expected cash flows, from such pool, on a level-yield basis over the loans’ estimated life. For loan pools where the recorded investment has been fully recovered, income is recognized as cash is received utilizing the cost recovery method. PCI loans accounted for within a pool are excluded from being classified as non-accrual when the Company can reasonably estimate cash flows.

Impaired Loans

The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Management reviews all impaired loans individually to determine if a specific allowance based upon the borrower’s overall financial condition, resources and payment record, support from guarantors and the realizable value of any collateral is necessary. Specific allowances are based upon discounted cash flows using a loan’s initial effective interest rate or the net realizable value of the collateral for collateral-dependent loans. If the recorded investment in the impaired loan exceeds its fair value, a valuation allowance is required as a component of the ALL. Interest income on impaired loans is recorded on a cash basis once the loan’s principal has been fully recovered.

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

Troubled Debt Restructurings

A restructuring of debt constitutes a troubled debt restructuring (“TDR”) if the Company, for economic or legal reasons related to a borrower’s financial difficulties, grants a concession to a borrower that it would not otherwise consider. Concessions granted generally involve forgiving or forbearing a portion of interest or principal on any loans or making loans at a rate that is less than that of market rates. Prior to modifying a borrower’s loan terms, the Company performs an evaluation of the borrower’s financial condition and ability to service under the potential modified loan terms. If a loan is accruing at the time of modification, the loan remains on accrual status and is subject to the Company’s charge-off and non-accrual policies. If a loan is on non-accrual before it is determined to be a TDR, then the loan remains on non-accrual. TDRs may be returned to accrual status if there has been a sustained period of repayment performance by the borrower. Generally, however, once a loan becomes a TDR, it is probable that the loan will be reported as a TDR for the life of the loan. TDRs are considered by the Company to be impaired loans.

Modified PCI loans accounted for within a pool are not subject to TDR guidance and are not removed from the pool even if the modification would otherwise be considered a TDR. PCI loans accounted for individually continue to be subject to the TDR reporting provisions.

Allowance for Loan Losses (Excluding PCI Loans)

The allowance for loan losses (“ALL”) represents management’s estimate of probable and reasonably estimable credit losses incurred in loans held for investment as of the balance sheet date. The estimate of the ALL is based upon management’s evaluation of the loan portfolio including such factors as past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current market and economic conditions, borrower’s payment status, internal credit risk ratings and other relevant factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Loans are charged off when management believes that the ultimate collectability of the loan is unlikely. Allocation of the ALL may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, is deemed to be uncollectible. The ALL is increased by provisions charged to expense and decreased by actual charge-offs, net of recoveries.

The ALL adequacy assessment begins with a process of estimating probable and reasonably estimable credit losses incurred within the loan portfolio. These estimates are established by category and based upon the Company’s internal system of credit risk ratings and historical loss data. The estimate of probable and reasonably estimable credit losses incurred within the loan portfolio may then be adjusted for management’s estimate of additional probable and reasonably estimable credit losses as a result of specific credit exposures, trends in delinquent and nonaccrual loans, as well as other factors such as prevailing economic conditions, lending strategies, and other influencing factors. For acquired loans that do not meet the definition of PCI loans, an allowance is recorded once estimated credit losses exceed the remaining unamortized purchase discount.

Allowance for Purchased Credit-Impaired Loan Losses

The Company also maintains an ALL on PCI loans. To determine the allowance for PCI loans, the Company periodically re-estimates cash flows expected to be collected on these loans. These cash flow evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change in future periods. A decline in gross expected cash flows for a pool of loans results in impairment and is recorded

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

through a charge to provision for credit losses during the period. Improvement in gross expected cash flows for a pool of loans, once any previously recorded impairment is recaptured, is recognized prospectively as an adjustment to the yield on the loans in the pool. Charge-offs on PCI loans are first applied against any remaining purchase discount until such discount is exhausted. Subsequent charge-offs are applied to the ALL.

Reserve for Unfunded Lending Commitments

The Company also estimates probable and reasonably estimable credit losses related to unfunded lending commitments, such as letters of credit and binding unfunded loan commitments. Unfunded lending commitments are analyzed and segregated by risk similar to funded loans based upon the Company’s internal credit risk ratings. These risk classifications, in combination with an analysis of historical loss experience, existing economic conditions, and any other pertinent information, result in the estimation of the reserve for unfunded lending commitments. The unfunded commitment reserve is reported in the Consolidated Balance Sheet within other liabilities while the change in the reserve is reported within the provision for credit losses for originated loans within the Consolidated Statements of Income.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed by the straight-line method and are expensed over the estimated useful lives of the assets, which range from 20 to 50 years for premises and 3 to 10 years for furniture, software and equipment. Leasehold improvements are amortized over the terms of the respective leases or the useful lives of the improvements, whichever is shorter. Gains and losses on dispositions are recorded in other noninterest income. Premises and equipment are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. Maintenance and repairs are charged to occupancy and equipment expense as incurred.

OREO

OREO includes assets that have been acquired in satisfaction of debt through foreclosure. OREO is recorded at the lower of cost or fair value, minus estimated costs to sell. Subsequent to foreclosure, losses resulting from the periodic revaluation of the property are charged to net income and a new carrying value is established. Any gains or losses realized at the time of disposal are reflected in the Consolidated Statements of Income.

FDIC Loss Share Receivable

The FDIC loss share receivable results from loss share agreements in FDIC-assisted transactions which are measured separately from the related covered assets as they are not contractually embedded in those assets and are not transferable should the Company choose to dispose of the covered assets. The FDIC loss share receivable represents expected reimbursements from the FDIC for losses on covered assets.

Pursuant to the terms of the loss share agreements, covered assets are subject to stated loss thresholds or loss tranches, as outlined in each loss share agreement, whereby the FDIC will reimburse the Company for certain losses in accordance with each respective loss share agreement. The Company will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid the Company a reimbursement under the loss share agreement. The FDIC’s obligation to reimburse the Company for losses with respect to covered assets begins with the first dollar of loss incurred.

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

The FDIC loss share receivable was recorded at its estimated fair value at the time each FDIC-assisted transaction was consummated. Subsequent accounting for the FDIC loss share receivable is closely related to the accounting for the underlying, covered assets and is recorded as an indemnification asset under the guidance for identifiable assets and liabilities acquired in a business combination. The Company re-estimates the gross expected indemnification asset cash flows in conjunction with the periodic re-estimation of cash flows on covered loans accounted for under the guidance related to acquired loans with deteriorated credit quality. Improvements in cash flow expectations on covered loans generally result in a related decline in the expected indemnification cash flows. The resultant decrease in the value of the FDIC loss share receivable is reflected as an adjustment to its level-yield basis amortization over the lesser of the contractual term of the indemnification agreement and the remaining life of the indemnified assets. Conversely, declines in gross cash flow expectations on covered loans generally result in an increase in expected indemnification cash flows. The resultant increase in the value of the FDIC loss share receivable is reflected immediately in earnings to the extent that a previously recorded valuation allowance is reversed; otherwise, the increase in the value of the FDIC loss share receivable is reflected as an adjustment to its level-yield basis amortization over the lesser of the contractual term of the indemnification agreement and the remaining life of the indemnified assets.

For covered OREO, additional FDIC loss share receivable may be established as subsequent write-downs to OREO occur or as gains and losses on sales of OREO are recognized.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination. Goodwill is not amortized but tested for impairment on an annual basis, or more often, if events or circumstances indicate there may be impairment. Goodwill impairment exists when a reporting unit’s carrying value of goodwill exceeds its implied fair value, which is determined through a two-step impairment test. Authoritative guidance governing the testing of indefinite lived intangible assets for impairment allows the option to first assess Goodwill by utilizing qualitative factors in determining if it is more likely than not that carrying value exceeds fair value. If, through this analysis, it is determined that it is more likely than not that carrying value exceeds fair value, then the next step, referred to as Step 1, requires estimation of the fair value of the reporting unit. If the fair value of the reporting unit exceeds its carrying value, no further testing is required. If the carrying value exceeds the fair value, further analysis is required to determine whether an impairment charge must be recorded based upon the implied fair value of goodwill and, if so, the amount of such charge. A qualitative assessment was performed on the Company’s one reporting unit as of September 30, 2014. Qualitative factors indicated that it was more likely than not that the fair value of the Company’s goodwill exceeded its carrying value. As such, Step 1 testing was not required. Additionally, no triggering events were identified since the analysis was performed on September 30, 2014.

As a result of the Company’s acquisitions, identifiable intangible assets were recorded representing the estimated value of core deposits assumed. The Company amortizes the intangible assets ratably over their estimated useful lives. All intangible assets are periodically reviewed for reasonableness and are evaluated for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable.

Bank Owned Life Insurance

Bank Owned Life Insurance (“BOLI”) is long-term life insurance on the lives of certain employees where the insurance policy benefits and ownership are retained by the employer. To date, the Company has purchased life insurance policies on certain senior officers. BOLI is recorded at the cash surrender value that can be adjusted for charges due at settlement at the balance sheet date. The cash value accumulation on BOLI is permanently tax deferred if the policy is held to the insured person’s death.

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

Other Assets

Other assets include investments in the Federal Home Loan Bank of Atlanta (“FHLBA”) stock, prepaid expenses, net tax assets (current and deferred), and accrued interest receivable. The FHLBA requires member banks to purchase stock as a condition of membership and other criteria including the amount of advances outstanding. FHLBA stock is generally redeemable based upon guidelines established by the issuing bank. The investments in FHLBA stock are reported at cost and evaluated for impairment based upon the ultimate recoverability of the par value. Prepaid expenses are payments made by the Company for services to be received in the near future. While the Company initially records these as assets, their value is expensed, as incurred, when the benefit is received. Accrued interest represents the interest that has been earned from a borrowers’ loan or investment securities but not yet received.

Other Liabilities

Other liabilities include the FDIC clawback liability, the unfunded commitment reserve, accrued interest on deposits and other payables. The FDIC clawback liability represents a reimbursement the Company may be required to pay the FDIC if actual losses are less than certain thresholds established in each loss share agreement. Accrued interest on deposits represents interest that has been earned and payable to depositors. Other payables are expenses incurred by the Company for services received that will be paid in the near future.

Income Taxes

Income tax expense is based upon income before income taxes and generally differs from income taxes paid due to deferred income taxes and benefits arising from income and expenses being recognized in different periods for financial and income tax reporting purposes, as well as permanent differences, such as gains on acquisitions. The Company uses the asset and liability method to account for deferred income taxes. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the income tax basis of the Company’s assets and liabilities at the effective rates expected to be in effect when such amounts are realized or settled. The Company evaluates the realization of deferred tax assets based upon all positive and negative evidence available at the balance sheet date. Realization of deferred tax assets is based upon the Company’s judgments, including taxable income within any applicable carryback periods, future projected taxable income, reversal of taxable temporary differences and other tax-planning strategies to maximize realization of the deferred tax assets. A valuation allowance is recognized for a deferred tax asset if, based upon the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. In computing the income tax provision or benefit, the Company evaluates the technical merits of its income tax positions based upon current legislative, judicial and regulatory guidance.

The Company continually monitors and evaluates the potential impact of current events on the estimates used to establish income tax expense and income tax liabilities. The Company and its subsidiary file a consolidated federal income tax return and separate state income tax returns based upon current tax law, positions taken by various tax auditors within the jurisdictions that the Company is required to file income tax returns, as well as potential or pending audits or assessments by such tax auditors. If the Company incurs interest and/or penalties related to income tax matters it will report them as a part of income tax expense.

Pension Accounting

The Company maintains an unfunded, noncontributory, nonqualified supplemental executive retirement plan (“SERP”) that covers key executives. The plan provides defined benefits based upon a fixed cash benefits

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

schedule. The Company adopted authoritative guidance for employers’ accounting for pensions which require accounting for the SERP using the actuarial model and requires the recognition of the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability on the Consolidated Balance Sheets.

Other Comprehensive Income

Other comprehensive income is defined as the change in shareholders’ equity during the period from transactions and other events and circumstances from nonowner sources. Accumulated other comprehensive income includes the reclassification for realized gains and losses from investment securities sales during the period, the unrealized holding gains and losses from investment securities available-for-sale and the amortization of unrealized gains on investment securities transferred from available-for-sale to held-to-maturity.

Stock-based Compensation

The Company grants stock options and other equity awards to purchase its common stock to certain key officers/employees and directors. Stock options are for a fixed number of shares with an exercise price equal to the fair value of the shares at the grant date. Stock-based compensation expense is recognized in the Consolidated Statements of Income on a straight-line basis over the vesting period. In addition, the Company estimates the number of awards for which vesting is probable and adjusts compensation cost accordingly. As compensation expense is recognized, a deferred tax asset is recorded that represents an estimate of the future tax deduction from exercise. At the time that stock-based awards are exercised, cancelled, or expire, the Company may be required to recognize an adjustment to income tax expense.

Fair Values

US GAAP requires the use of fair values in determining the carrying values of certain assets and liabilities, as well as for specific disclosures. Fair value is defined as the exit price that would be received to sell an asset or transfer a liability in an orderly transaction between willing market participants at the measurement date. When determining the fair value measurements for assets and liabilities, the Company considers the principal or most advantageous market in which those assets or liabilities are sold and considers assumptions that market participants would use when pricing those assets or liabilities.

Individual fair value estimates are classified on a three-tiered scale based upon the relative reliability of the inputs used in the valuation. Fair values determined using Level 1 inputs rely on active and observable markets to price identical assets or liabilities. In situations where identical assets and liabilities are not traded in active markets, fair values may be determined based upon Level 2 inputs, which are used when observable data exists for similar assets and liabilities. Fair values for assets and liabilities that are not actively traded in observable markets are based upon Level 3 inputs, which are considered to be unobservable. Certain financial assets and liabilities are eligible for measurement at fair value with changes in fair value recognized in the income statements each period. Upon inception, the Company elected not to measure any assets and liabilities at fair value other than those otherwise required to be measured at fair value.

Acquisitions

The Company applies the acquisition method of accounting for all business combinations. The acquirer is the entity that obtains control of one or more businesses in the business combination and the acquisition date is the date the acquirer achieved control. The acquirer recognizes the fair value of assets acquired, liabilities assumed and any non-controlling interest in the acquiree at the acquisition date. If the fair value of assets purchased exceeded the fair value of liabilities assumed, it results in a “gain on acquisition”. If the consideration given

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

exceeds the fair value of the net assets received, goodwill is recognized. Generally, fair values are subject to refinement for up to one year after the closing date of an acquisition as information relative to closing date fair values becomes available (the “measurement period”). During the measurement period, the Company may recognize adjustments to the initial amounts recorded as if the accounting for the business combination had been completed at the acquisition date. Adjustments are typically recorded as a result of new information received after the acquisition date that is necessary to identify and measure identifiable assets acquired and liabilities assumed. In many cases, the determination of acquisition-date fair values requires management to make estimates about discount rates, future expected cash flows, market conditions, and other future events that are highly subjective in nature and subject to change.

The following is a description of the methods used to determine the fair values of significant assets and liabilities acquired:

Cash and Due from Banks

The carrying amount of these assets is expected to reasonably approximate fair value given the short-term nature of the assets.

Federal Funds Sold

The carrying amount of federal funds sold is expected to reasonably approximate fair value based upon the short-term nature of the asset.

Investment Securities Available-for-sale

The fair value of investment securities is determined by quoted market prices at the time of acquisition.

Loans

The fair value of acquired loans is estimated upon a discounted cash flow methodology that considered factors including the type of loans and related collateral, classification status, fixed or variable interest rate, loan term, whether or not the loan was amortizing, and a market discount rate reflecting risks inherent in the acquired loans, including potential prepayments. The fair value of acquired loans includes both a rate-based valuation mark, representing the carrying value of discount required to establish the appropriate effective yield for acquired loans, as well as a credit-based valuation mark representing the valuation adjustment applied to acquired loans related to credit loss assumptions.

Other Real Estate Owned

The fair value of other real estate owned is estimated based upon the value that management expects to receive when the property is sold, net of related costs of disposal.

Core Deposit Intangibles

The fair value of core deposit intangibles is estimated based upon a discounted cash flow methodology that gave appropriate consideration to expected customer attrition rates, cost of the deposit base, and the net maintenance cost attributable to customer deposits.

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

Premises and Equipment

The fair value of premises and equipment is estimated based upon independent appraisals.

Other Assets

Other assets generally include accrued interest that has been earned on borrowers’ loans or investment securities not yet received and prepaid expenses. The carrying value of these assets is expected to reasonably approximate fair value.

Deposits

The fair values used for the noninterest-bearing deposits that comprise the transactions accounts acquired closely approximate the amount payable on demand at the acquisition date and thus reasonably approximate fair value. The fair value of interest-bearing deposits is estimated based upon a discounted cash flow methodology. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Deferred Tax Assets and Liabilities

Deferred tax assets and liabilities are temporary differences between the carrying amount of an asset or a liability recognized in the Consolidated Balance Sheets and the related tax basis for the asset or liability using enacted tax rates in effect for the year in which the difference are expected to be recovered.

Other Liabilities

Other liabilities generally include accrued interest on deposit accounts and additional accounts held in escrow. The carrying value of these liabilities is expected to reasonably approximate fair value.

Operating Segments

Accounting standards require that information be reported about a company’s operating segments using a “management approach.” Reportable segments are identified in these standards as those revenue-producing components for which separate financial information is produced internally and which are subject to evaluation by the chief operating decision maker. While the chief operating decision maker monitors the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Operating segments are aggregated into one as operating results for all segments are similar. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Recent Accounting Pronouncements

In February 2013, the FASB issued ASU 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The ASU requires companies to present information about reclassification adjustments from accumulated other comprehensive income in a single note or on the face of the financial statements. Additionally, companies are to disclose, by component, reclassifications out of accumulated other comprehensive income and their effects on the respective line items on net income and other disclosures currently required under U.S. GAAP. The ASU is effective prospectively for fiscal years beginning on or after December 15, 2012. The adoption of this ASU did not have a material impact on the Company’s financial condition or results of operations.

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

In January 2014, the FASB issued ASU 2014-01, Investments – Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects. The ASU permits reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense (benefit). The ASU should be applied retrospectively to all periods presented. A reporting entity that uses the effective yield method to account for its investments in qualified affordable housing projects before the date of adoption may continue to apply the effective yield method for those preexisting investments. The ASU is effective for annual periods beginning after December 15, 2014. Early adoption is permitted. The adoption of this ASU is not expected to have a material impact on the Company’s financial condition or results of operations.

In January 2014, the FASB issued ASU 2014-04, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The ASU clarifies that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the ASU requires annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. This ASU is effective for fiscal periods beginning after December 15, 2014. This ASU is not expected to have a material impact on the Company’s financial condition or results of operations.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. The ASU provides a five-step revenue recognition model for all revenue arising from contracts with customer and affects all entities that enter into contracts to provide goods or services to their customers (unless the contracts are included in the scope of other standards). The ASU requires an entity to recognize the revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. This ASU is effective for annual reporting periods beginning after December 15, 2016. The Company is evaluating the effect of adopting this ASU, but does not expect the adoption of this guidance to have a material impact on the Company’s financial condition or results of operations.

In June 2014, the FASB issued ASU 2014-11, Transfers and Servicing (Topic 860): Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures. The ASU makes amendments to the current guidance on accounting for certain repurchase agreements and expands disclosure requirements for certain transfers of financial assets accounted for as sales or as secured borrowings. The accounting changes in this ASU are effective for annual reporting periods beginning after December 15, 2014. The Company is evaluating the effect of adopting this ASU, but does not expect the adoption of this ASU to have a material impact on the Company’s financial condition or results of operations.

In August 2014, the FASB issued ASU 2014-14, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40): Classification of Certain Government-Guaranteed Mortgage Loans Upon Foreclosure – a consensus of the FASB Emerging Issues Task Force. This ASU reduces diversity in practice with regards to the classification of foreclosed mortgage loans that are fully or partially guaranteed under government programs.

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

Greater consistency in classification of such mortgage loans upon foreclosure is expected to provide more decision-useful information about a creditor’s foreclosed mortgage loans that are expected to be recovered, at least in part, through government guarantees. This ASU is effective for annual periods beginning after December 15, 2014 with earlier adoption permitted for companies which have already adopted the ASU. This ASU is not expected to have a significant impact on the Company’s financial conditions or results of operations.

2.	Acquisitions

Verity Capital Group

On April 16, 2014, the Company acquired 100% of the outstanding shares of Verity Capital Group (“Verity”), a bank holding company headquartered in Winder, Georgia, for cash consideration of $27,243. The acquisition provided the Company with an opportunity to expand its banking presence in Northeast Georgia.

Upon consummation of the acquisition, Verity was merged with and into the Company, with the Company as the surviving entity in the merger. Shortly thereafter, Verity’s wholly-owned banking subsidiary, Verity Bank, was also merged with and into CSB. Verity Bank had a total of two banking locations located in northeast Georgia. The table below presents a summary of the assets acquired and liabilities assumed as a result of the Verity acquisition:

	Carrying Value Acquired	Purchase Adjustments	As Recorded by CSB
Assets
Cash and due from banks	$13,846	$—	$13,846
Investment securities	28,044	61	28,105
Loans, net	111,661	(987)	110,674
Premises and equipment	4,514	(311)	4,203
Intangible assets	—	1,871	1,871
Deferred tax assets	1,463	(116)	1,347
Other assets	2,511	(372)	2,139

Total assets acquired	$162,039	$146	$162,185

Liabilities
Deposits
Noninterest-bearing	$12,966	$—	$12,966
Interest-bearing	128,585	98	128,683

Total deposits	141,551	98	141,649
Other liabilities	279	—	279

Total liabilities assumed	$141,830	$98	$141,928

Net identifiable assets acquired			$20,257
Cash consideration transferred to Verity			27,243

Goodwill			$6,986

The acquisition of Verity resulted in the recognition of $6,986 in goodwill, none of which is deductible for tax purposes. The goodwill arose primarily as a result of the expected synergies from combining the operations of Verity with the Company.

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

The loans acquired had gross contractual amounts receivable of $136,626. At the acquisition date, the Company’s current estimate of expected cash flows to be collected was $131,297.

Eastside Commercial Bank

On July 18, 2014, Eastside Commercial Bank (“Eastside”) was placed into receivership with the FDIC upon its closure by the Georgia Department of Banking and Finance. CSB purchased certain assets (primarily performing loans) and assumed substantially all of the deposits of Eastside from the FDIC, as Receiver of Eastside, in order to expand CSB’s banking presence in Georgia. CSB did not enter into any loss sharing agreement with the FDIC in connection with the Eastside transaction. Eastside operated two commercial banking branches in northeast Georgia. The table below presents a summary of the assets and liabilities purchased in the Eastside acquisition:

	As Recorded by Eastside	Assets Received from FDIC	Purchase Adjustments	As Recorded by CSB
Assets
Cash and due from banks	$26,694	$69,591	$—	$96,285
Due from / (to) FDIC	—	—	—	—
Investment securities	13,903	—	(89)	13,814
Loans, net	52,747	—	(2,039)	50,708
Premises and equipment	76	—	(52)	24
Intangible assets	—	—	784	784
Other assets	439	—	—	439

Total assets acquired	$93,859	$69,591	$(1,396)	$162,054

Liabilities
Deposits
Noninterest-bearing	$45,270	$—	$—	$45,270
Interest-bearing	112,835	—	—	112,835

Total deposits	158,105	—	—	158,105
Deferred tax liability	—	—	1,450	1,450
Other liabilities	221	—	—	221

Total liabilities assumed	$158,326	$—	$1,450	$159,776

Excess of assets assumed over liabilities acquired	$(64,467)	$69,591	$(2,846)

Gain on acquisition of Eastside				$2,278

The acquisition of Eastside resulted in a bargain purchase gain of $2,278, which is included in “gain on acquisition” within the Consolidated Statements of Income. The gain represents the excess of the estimated fair value of the assets acquired (including cash payments received from the FDIC) over the estimated fair value of the liabilities assumed and is influenced significantly by the FDIC-assisted transaction process.

The loans acquired had gross contractual amounts receivable of $56,505. At the acquisition date, CSB’s current estimate of expected cash flows to be collected was $55,189.

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

Alliance Bancshares, Inc.

On August 20, 2014, CSB acquired 100% of the outstanding shares of Alliance Bancshares (“Alliance”), a bank holding company headquartered in Dalton, Georgia, for cash consideration of $20,943. The acquisition provided CSB with an opportunity to expand its banking presence in Northwest Georgia.

Upon consummation of the acquisition, Alliance was merged with and into the Company, with CSB as the surviving entity in the merger. Shortly thereafter, Alliance’s wholly-owned banking subsidiary, Alliance National Bank, was also merged with and into CSB. Alliance National Bank had a total of two banking locations located in Northwest Georgia.

The table below presents a summary of the assets acquired and liabilities assumed as a result of the Alliance acquisition:

	Carrying Value Acquired	Purchase Adjustments	As Recorded by CSB
Assets
Cash and due from banks	$12,947	$—	$12,947
Investment securities	38,983	242	39,225
Loans, net	92,783	(2,705)	90,078
Other real estate owned	2,202	(929)	1,273
Premises and equipment	2,814	148	2,962
Intangible assets	—	1,375	1,375
Deferred tax assets	2,585	900	3,485
Other assets	3,567	13	3,580

Total assets acquired	$155,881	$(956)	$154,925

Liabilities
Deposits
Noninterest-bearing	$21,557	$—	$21,557
Interest-bearing	100,703	—	100,703

Total deposits	122,260	—	122,260
Other borrowings	4,000	—	4,000
Other liabilities	12,080	—	12,080

Total liabilities assumed	$138,340	$—	$138,340

Net identifiable assets acquired			$16,585
Cash consideration transferred to Alliance			20,943

Goodwill			$4,358

The acquisition of Alliance resulted in the recognition of $4,358 in goodwill, none of which is deductible for tax purposes. The goodwill arose primarily as a result of the expected synergies from combining the operations of Alliance with CSB.

The loans acquired had gross contractual amounts receivable of $105,900. At the acquisition date, CSB’s current estimate of expected cash flows to be collected was $100,924.

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

Essex Bank

On November 8, 2013, CSB purchased Essex Bank’s (“Essex”) Georgia banking franchise, which was comprised of four bank branches located in Loganville, Snellville, Grayson and Covington, Georgia, for cash consideration of $2,569. The purchase provided CSB with an opportunity to expand its banking presence in Georgia.

The table below presents a summary of the assets and liabilities purchased from Essex:

	Carrying Value Acquired	Purchase Adjustments	As Recorded by CSB
Assets
Cash and due from banks	$187,940	$—	$187,940
Premises and equipment	5,174	(43)	5,131
Intangible assets	—	1,214	1,214
Other assets	191	—	191

Total assets acquired	$193,305	$1,171	$194,476

Liabilities
Deposits
Noninterest-bearing	$15,869	$—	$15,869
Interest-bearing	177,301	192	177,493

Total deposits	193,170	192	193,362
Other liabilities	135	—	135

Total liabilities assumed	$193,305	$192	$193,497

Net identifiable assets acquired			$979
Cash consideration transferred to Essex			2,569

Goodwill			$1,590

The acquisition of the Essex branches resulted in the recognition of $1,590 in goodwill, which is fully deductible for tax purposes. The goodwill arose primarily as a result of the expected synergies from combining the operations of the Essex branches with the Company.

Acquisitions Prior to 2013

Prior to 2013, CSB acquired seven financial institutions in FDIC-assisted transactions. In conjunction with these FDIC-assisted acquisitions, the Company entered into loss share agreements with the FDIC such that CSB and the FDIC will share in the losses on assets covered under the loss share agreements until the agreements expire as discussed below.

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

The loss share agreements applicable to single family residential mortgage loans and related foreclosed assets (the “single family” assets) provide for FDIC loss sharing and CSB’s reimbursement to the FDIC for recoveries of covered losses for ten years from the date on which each applicable loss share agreement was entered. The loss share agreements applicable to commercial loans and related foreclosed assets (the “non-single family” assets) provide for FDIC loss sharing for five years from the date on which each applicable loss share agreement was entered and CSB’s reimbursement to the FDIC for recoveries of covered losses for an additional three years thereafter. The following table provides additional information about the timing and nature of the FDIC-assisted acquisitions completed prior to 2013:

Financial Institution Acquired	Loss Share Agreement Type	Date Acquired
First National Bank of Georgia (“FNBGA”)	Single Family & Non-Single Family	January 29, 2010
Appalachain Community Bank (“ACB”)	Single Family & Non-Single Family	March 19, 2010
Bank of Ellijay (“BOE”)	Single Family & Non-Single Family	September 17, 2010
The Peoples Bank (“TPB”)	Single Family & Non-Single Family	September 17, 2010
First Commerce Community Bank (“FCCB”)	Single Family & Non-Single Family	September 17, 2010
Georgia Trust Bank (“GTB”)	Non-Single Family	July 20, 2012
First Cherokee State Bank (“FCSB”)	Non-Single Family	July 20, 2012

3.	Investment Securities

The aggregate values of investment securities at December 31, 2014 and 2013 along with unrealized gains and losses determined on an individual security basis are as follows:

	Held-to-Maturity As of December 31, 2014				Available-for-Sale As of December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. government	$—	$—	$—	$—	$39,822	$89	$745	$39,166
Certificates of deposit	17,974	39	98	17,915	—	—	—	—
FNMA, GNMA and FHLMC mortgage-backed securities	—	—	—	—	208,915	3,608	547	211,976
Asset backed securities	—	—	—	—	18,791	3	72	18,722
Collateralized mortgage obligations	—	—	—	—	142,107	1,430	827	142,710
State, county and municipal	64,929	3,643	27	68,545	7,016	99	3	7,112
Corporate bonds	—	—	—	—	21,255	206	86	21,375
Equity securities	—	—	—	—	3,822	—	—	3,822

Total investment securities	$82,903	$3,682	$125	$86,460	$441,728	$5,435	$2,280	$444,883

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

	Held-to-Maturity As of December 31, 2013				Available-for-Sale As of December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. government	$—	$—	$—	$—	$30,120	$—	$1,750	$28,370
Certificates of deposit	10,777	4	174	10,607	—	—	—	—
FNMA, GNMA and FHLMC mortgage-backed securities	—	—	—	—	211,093	2,312	2,485	210,920
Asset backed securities	—	—	—	—	19,470	14	79	19,405
Collateralized mortgage obligations	—	—	—	—	157,002	2,606	559	159,049
State, county and municipal	64,903	2,394	377	66,920	—	—	—	—
Corporate bonds	—	—	—	—	15,069	268	235	15,102
Equity securities	—	—	—	—	191	—	—	191

Total investment securities	$75,680	$2,398	$551	$77,527	$432,945	$5,200	$5,108	$433,037

The following table provides contractual maturity information for investment securities as of December 31, 2014. Callable investment securities are assumed to mature on their earliest call date. Actual maturities may differ from contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Held-to-Maturity As of December 31, 2014		Available-for-Sale As of December 31, 2014
	Cost	Fair Value	Cost	Fair Value
Maturing in
One year or less	$227	$227	$1,565	$1,575
One through five years	18,815	19,177	273,554	276,874
Five through ten years	48,631	51,024	150,049	149,833
Over ten years	15,230	16,032	12,738	12,779
Equity securities	—	—	3,822	3,822

Total investment securities	$82,903	$86,460	$441,728	$444,883

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

The following table provides information regarding investment securities with unrealized losses as of December 31, 2014 and 2013:

	As of December 31, 2014
	Less Than 12 Months			More Than 12 Months			Total
	Investment Positions	Fair Value	Unrealized Losses	Investment Positions	Fair Value	Unrealized Losses	Investment Positions	Fair Value	Unrealized Losses
U.S. government	10	$4,952	$15	5	$24,368	$730	15	$29,320	$745
Certificates of deposit	20	4,480	26	19	4,194	72	39	8,674	98
FNMA, GNMA and FHLMC mortgage-backed securities	1	10,167	35	9	36,944	512	10	47,111	547
Asset backed securities	3	10,211	35	1	4,825	37	4	15,036	72
Collateralized mortgage obligations	6	48,245	484	2	9,633	343	8	57,878	827
State, county and municipal	4	1,487	3	3	1,812	27	7	3,299	30
Corporate bonds	1	5,100	82	1	4,997	4	2	10,097	86

Total investment securities	45	$84,642	$680	40	$86,773	$1,725	85	$171,415	$2,405

	As of December 31, 2013
	Less Than 12 Months			More Than 12 Months			Total
	Investment Positions	Fair Value	Unrealized Losses	Investment Positions	Fair Value	Unrealized Losses	Investment Positions	Fair Value	Unrealized Losses
U.S. government	6	$28,370	$1,750	—	$—	$—	6	$28,370	$1,750
Certificates of deposit	45	9,770	174	—	—	—	45	9,770	174
FNMA, GNMA and FHLMC mortgage-backed securities	19	96,094	2,485		—	—	19	96,094	2,485
Asset backed securities	2	8,283	46	2	9,133	33	4	17,416	79
Collateralized mortgage obligations	5	25,552	176	1	8,231	383	6	33,783	559
State, county and municipal	19	12,490	321	1	666	56	20	13,156	377
Corporate bonds	2	9,850	235	—	—	—	2	9,850	235

Total investment securities	98	$190,409	$5,187	4	$18,030	$472	102	$208,439	$5,659

The Company held certain investment securities having unrealized loss positions. As of December 31, 2014, the Company did not intend to sell these investment securities nor was it more likely than not that the Company would be required to sell these investment securities before their anticipated recovery or maturity. The Company has reviewed its portfolio for OTTI in accordance with the accounting policies outlined in Note 1, “Summary of Significant Accounting Policies and Nature of Business”, to the Consolidated Financial Statements. Market changes in interest rates and credit spreads will result in temporary unrealized losses as the market price of investment securities fluctuates. As a result, the Company had no other-than-temporary impairment for the years ended December 31, 2014 and 2013.

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

During the years ended December 31, 2014 and 2013, the Company had investment gross gains of $1,355 and $2,541 and investment losses of $14 and $9, respectively.

During the year ended December 31, 2011, the Company elected to transfer certain debt investment securities from its available-for-sale portfolio to its held-to-maturity portfolio. These transfers were made at fair value at the date of transfer and the unrealized holding gain of $898 at this date is retained in accumulated other comprehensive income. Such amounts are amortized as a yield adjustment over their remaining contractual life.

The Company had pledged held-to-maturity and available-for-sale investment securities having aggregate fair values of $27,981 and $304,489, respectively, at December 31, 2014 and $64,305 and $333,062, respectively, at December 31, 2013, to secure public funds on deposit and certain other borrowings, and for other purposes as required by law.

4.	Loans Held for Investment

Composition of Loan Portfolio

The Company engages in a full complement of lending activities, including real estate-related loans, construction loans, commercial & industrial loans, and consumer purpose loans within select markets in Georgia. While risk of loss in the Company’s portfolio is primarily tied to the credit quality of the various borrowers, risk of loss may increase due to factors beyond the Company’s control, such as local, regional and/or national economic downturns. General conditions in the real estate market may also impact the relative risk in the real estate portfolio.

Construction loans include loans for the development of residential neighborhoods, construction of one-to-four family residential construction loans to builders, and commercial real estate construction loans, primarily for owner-occupied properties. Construction loans generally carry a higher degree of risk than long-term financing of existing properties because repayment depends upon the ultimate completion of the project and usually on the subsequent lease-up and/or sale of the property. The Company limits its construction lending risk through adherence to established underwriting procedures.

Commercial real estate loans include loans secured by owner-occupied commercial buildings for office, storage, retail, farmland, and warehouse space. They also include non-owner occupied commercial buildings such as leased retail and office space, multi-family properties, and senior housing developments. The primary risk associated with loans secured with income-producing property is the inability of that property to produce adequate cash flow to service the debt. High unemployment, generally weak economic conditions and/or an oversupply in the market may result in our customer having difficulty achieving adequate occupancy rates. Payments on such loans are often dependent on successful operation or management of the properties.

Commercial & industrial loans include both secured and unsecured loans for working capital, expansion, and other business purposes. Short-term working capital loans may be secured by non-real estate collateral such as accounts receivable, inventory, and/or equipment. The Company evaluates the financial strength, cash flow, management, credit history of the borrower and the quality of the collateral securing the loan. Repayment is primarily dependent on the ability of the borrower to achieve business results consistent with those projected at loan origination resulting in cash flow sufficient to service the debt. To the extent that a borrower’s business results are significantly unfavorable versus the original projections, the ability for the loan to be serviced on a basis consistent with the contractual terms may be at risk. The Company often requires personal guarantees and secondary sources of repayment on commercial & industrial loans.

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

Residential real estate loans generally represent permanent mortgage financing and are secured by residential properties. Residential real estate loans also include home equity lines of credit. Significant and rapid declines in real estate values can result in residential mortgage loan borrowers having debt levels in excess of the current market value of the collateral.

Consumer purpose loans include automobile loans, marine and recreational vehicle financing, and both secured and unsecured personal loans. Consumer loans may carry greater risks than other loans, as the collateral can consist of rapidly depreciating assets such as automobiles and equipment that may not provide an adequate source of repayment of the loan in the case of default.

The Company also has a portfolio of PCI loans as a result of its FDIC-assisted acquisitions. See Note 1, “Summary of Significant Accounting Policies and Nature of Business” for additional information regarding PCI loans.

The Company’s recorded investment in loans outstanding at December 31, 2014 and 2013 is summarized as follows:

	2014	2013
Commercial loans:
Construction	$283,528	$194,996
Commercial real estate	835,163	522,805
Commercial & industrial	335,853	275,995

Total commercial loans	1,454,544	993,796
Consumer loans:
Residential real estate	121,912	64,600
Automobile	230,576	70,139
Marine and recreational vehicle	298,740	241,503
Other consumer purpose	11,274	12,432

Total consumer loans	662,502	388,674
Purchased credit-impaired loans:
Construction	16,382	16,814
Commercial real estate	172,733	212,286
Commercial & industrial	10,556	15,653
Residential real estate	104,256	133,552
Other consumer purpose	1,314	1,862

Total purchased credit-impaired loans	305,241	380,167

Loans held for investment	$2,422,287	$1,762,637

Loans held for sale	$1,981	$1,967

Under a line of credit agreement with the FHLBA, at December 31, 2014 and 2013, the Company had pledged certain loans under a blanket lien as collateral for its FHLBA borrowings. The loans encumbered by the blanket lien included all qualifying 1-4 family first mortgage loans, multi-family first mortgage loans, and commercial real estate loans. Loans pledged as collateral for FHLBA borrowings totaled $2,062,251 and $1,612,383 at December 31, 2014 and 2013, respectively.

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

Covered Loans

Included in loans held for investment are loans acquired in FDIC-assisted transactions that are initially covered under loss share agreements (“covered loans”). The Company’s recorded investment in covered loans at December 31, 2014 and 2013 is summarized as follows:

	2014	2013
Commercial loans	$2,127	$2,095
Consumer loans	15,030	16,934
Purchased credit-impaired loans:	287,720	359,908

Total covered loans	$304,877	$378,937

Credit Quality

The Company monitors the credit quality of its commercial loan portfolio using internal credit risk ratings. These credit risk ratings are based upon established regulatory guidance and are assigned upon initial approval of credit to borrowers. Credit risk ratings are updated at least annually after the initial assignment or whenever management becomes aware of information affecting the borrowers’ ability to fulfill their obligations. The Company utilizes the following categories of credit grades to evaluate its commercial loan portfolio:

Pass. Higher quality loans that do not fit any of the other categories described below.

Special Mention. The Company assigns a special mention rating to loans with potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or lease or the Company’s credit position at some future date.

Substandard. The Company assigns a substandard rating to loans that are inadequately protected by the current sound worth and paying capacity of the borrower or of the collateral pledged, if any. Substandard loans have well-defined weaknesses that jeopardize repayment of the debt. Substandard loans are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not addressed.

Doubtful. The Company assigns a doubtful rating to loans with all the attributes of a substandard rating with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. The possibility of loss is extremely high, but because of certain important and reasonably specific pending factors that may work to the advantage and strengthening of the credit quality of the loan, its classification as an estimated loss is deferred until its more exact status may be determined. Pending factors include proposed merger, acquisition, or liquidation procedures, capital injection, perfecting liens on additional collateral and refinancing plans.

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

The following tables show the credit quality indicators associated with the Company’s commercial loan portfolio (excluding PCI loans) as of December 31, 2014 and 2013:

	As of December 31, 2014
	Construction	Commercial Real Estate	Commercial & Industrial	Total
Pass	$283,011	$783,889	$312,756	$1,379,656
Special Mention	172	36,015	3,540	39,727
Substandard	345	15,259	4,925	20,529
Doubtful	—	—	14,632	14,632

	$283,528	$835,163	$335,853	$1,454,544

	As of December 31, 2013
	Construction	Commercial Real Estate	Commercial & Industrial	Total
Pass	$194,422	$516,385	$271,271	$982,078
Special Mention	180	4,100	1,115	5,395
Substandard	394	2,320	3,609	6,323
Doubtful	—	—	—	—

	$194,996	$522,805	$275,995	$993,796

The Company monitors the credit quality of its consumer portfolio based primarily on payment activity and credit scores. Payment activity is the primary factor considered in determining whether a consumer loan should be classified as nonperforming.

The following tables show the credit quality indicators associated with the Company’s consumer loan portfolio (excluding PCI loans) as of December 31, 2014 and 2013:

	As of December 31, 2014
	Residential Real Estate	Automobile	Marine & RV	Other Consumer	Total
Performing	$120,511	$230,283	$298,671	$11,264	$660,729
Nonperforming	1,401	293	69	10	1,773

	$121,912	$230,576	$298,740	$11,274	$662,502

	As of December 31, 2013
	Residential Real Estate	Automobile	Marine & RV	Other Consumer	Total
Performing	$62,553	$70,063	$241,474	$12,430	$386,520
Nonperforming	2,047	76	29	2	2,154

	$64,600	$70,139	$241,503	$12,432	$388,674

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

The following tables show the credit quality indicators associated with the Company’s commercial PCI loans as of December 31, 2014 and 2013:

	As of December 31, 2014
	Construction	Commercial Real Estate	Commercial & Industrial	Total
Pass	$5,958	$99,498	$9,293	$114,749
Special Mention	1,296	22,071	284	23,651
Substandard	7,865	49,065	972	57,902
Doubtful	1,263	2,099	7	3,369

	$16,382	$172,733	$10,556	$199,671

	As of December 31, 2013
	Construction	Commercial Real Estate	Commercial & Industrial	Total
Pass	$5,132	$119,121	$5,808	$130,061
Special Mention	1,173	16,414	7,156	24,743
Substandard	6,453	74,523	1,165	82,141
Doubtful	4,056	2,228	1,524	7,808

	$16,814	$212,286	$15,653	$244,753

The following tables show the credit quality indicators associated with the Company’s consumer PCI loans as of December 31, 2014 and 2013:

	As of December 31, 2014
	Residential Real Estate	Other Consumer	Total
Performing	$89,984	$1,287	$91,271
Nonperforming	14,272	27	14,299

	$104,256	$1,314	$105,570

	As of December 31, 2013
	Residential Real Estate	Other Consumer	Total
Performing	$111,457	$1,341	$112,798
Nonperforming	22,095	521	22,616

	$133,552	$1,862	$135,414

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

Delinquency

An aging analysis for the Company’s loan portfolio (excluding PCI loans) at December 31, 2014 and 2013 is shown in the tables below:

	As of December 31, 2014
	Current	30-89 Days Past Due	90+ Days Past Due	Total	90+ Days Accruing	Nonaccrual
Commercial loans:
Construction	$283,487	$—	$41	$283,528	$—	$233
Commercial real estate	830,162	4,663	338	835,163	—	5,507
Commercial & industrial	329,305	333	6,215	335,853	164	14,722
Consumer loans:
Residential real estate	120,464	1,104	344	121,912	113	1,401
Automobile	229,404	1,002	170	230,576	30	293
Marine & RV	298,312	413	15	298,740	—	69
Other consumer purpose	11,138	136	—	11,274	—	10

	$2,102,272	$7,651	$7,123	$2,117,046	$307	$22,235

	As of December 31, 2013
	Current	30-89 Days Past Due	90+ Days Past Due	Total	90+ Days Accruing	Nonaccrual
Commercial loans:
Construction	$194,936	$60	$—	$194,996	$—	$60
Commercial real estate	520,869	483	1,453	522,805	—	1,453
Commercial & industrial	275,970	20	5	275,995	—	106
Consumer loans:
Residential real estate	63,340	511	749	64,600	—	2,047
Automobile	69,814	296	29	70,139	—	76
Marine & RV	241,403	100	—	241,503	—	29
Other consumer purpose	12,239	183	10	12,432	8	1

	$1,378,571	$1,653	$2,246	$1,382,470	$8	$3,772

For PCI loans, if the Company has a reasonable expectation about the timing and amount of cash flows expected to be collected, the loans meet the criteria for the recognition of income and are considered to be accruing loans.

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

An aging analysis for the Company’s PCI loans at December 31, 2014 and 2013 is shown in the tables below:

	As of December 31, 2014
	Current	30-89 Days Past Due	90+ Days Past Due	Total	90+ Days Accruing	Nonaccrual
PCI loans:
Construction	$14,423	$147	$1,812	$16,382	$1,812	$—
Commercial real estate	156,696	2,700	13,337	172,733	13,337	—
Commercial & industrial	9,903	134	519	10,556	519	—
Residential real estate	95,194	4,155	4,907	104,256	4,907	—
Other consumer purpose	1,247	63	4	1,314	4	—

	$277,463	$7,199	$20,579	$305,241	$20,579	$—

	As of December 31, 2013
	Current	30-89 Days Past Due	90+ Days Past Due	Total	90+ Days Accruing	Nonaccrual
PCI loans:
Construction	$11,648	$—	$5,166	$16,814	$5,166	$—
Commercial real estate	188,657	2,784	20,845	212,286	20,845	—
Commercial & industrial	13,583	309	1,761	15,653	1,761	—
Residential real estate	119,495	5,527	8,530	133,552	8,530	—
Other consumer purpose	1,356	21	485	1,862	485	—

	$334,739	$8,641	$36,787	$380,167	$36,787	$—

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

Impaired Loans

The following tables set forth certain information regarding the Company’s impaired loans (excluding PCI loans) as of December 31, 2014 and 2013:

	As of December 31, 2014
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial loans:
Construction	$233	$911	$—	$473	$196
Commercial real estate	5,507	7,241	—	4,221	375
Commercial & industrial	8,693	12,838	—	8,873	173
Consumer loans:
Residential real estate	1,530	3,290	—	2,015	39
Automobile	170	321	—	205	7
Marine & RV	21	25	—	43	3
Other consumer purpose	17	24	—	22	2
With an allowance recorded:
Commercial loans:
Construction	—	—	—	—	—
Commercial real estate	—	—	—	—	—
Commercial & industrial	6,054	6,073	5,146	6,213	178
Consumer loans:
Residential real estate	208	208	9	209	9
Automobile	123	144	16	122	2
Marine & RV	47	47	1	48	1
Other consumer purpose	32	32	2	34	2

Total impaired loans	$22,635	$31,154	$5,174	$22,478	$987

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

	As of December 31, 2013
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial loans:
Construction	$59	$64	$—	$61	$—
Commercial real estate	1,453	1,465	—	1,198	—
Commercial & industrial	106	141	—	145	3
Consumer loans:
Residential real estate	1,627	3,152	—	1,763	17
Automobile	8	69	—	49	2
Marine & RV	14	14	—	14	1
Other consumer purpose	39	55	—	29	1
With an allowance recorded:
Commercial loans:
Construction	—	—	—	—	—
Commercial real estate	—	—	—	—	—
Commercial & industrial	36	36	1	37	—
Consumer loans:
Residential real estate	755	1,391	67	757	—
Automobile	67	70	12	64
Marine & RV	15	17	2	17	1
Other consumer purpose	8	8	3	6	68

Total impaired loans	$4,187	$6,482	$85	$4,140	$93

Troubled Debt Restructurings

From time to time, the Company may modify loans under the terms of a TDR. Modifications typically involve a reduction in the stated interest rate of the loan lower than a market rate for new debt with similar risks, an extension of the maturity date of the loan, or both. As of December 31, 2014, the Company had modified a total of 28 loans under the terms of a TDR with a recorded investment of $11,705. As of December 31, 2013, the Company had modified a total of 26 loans under the terms of a TDR with a recorded investment of $8,777. The following tables present loans by class modified as TDRs during the years ended December 31, 2014 and 2013:

	2014
	Number of Contracts	Pre-Modification Recorded Investment	Post-Modification Recorded Investment
Residential real estate	2	$194	$194
Commercial real estate	2	2,909	2,909

Total	4	$3,103	$3,103

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

	2013
	Number of Contracts	Pre-Modification Recorded Investment	Post-Modification Recorded Investment
Residential real estate	4	$932	$932
Commercial real estate	4	7,289	7,289

Total	8	$8,221	$8,221

During the years ended December 31, 2014 and 2013, respectively, the Company had not modified any loans under the terms of a TDR that subsequently defaulted within the next twelve months. Additionally, the Company was not committed to lend any additional amounts in connection with loans that had been modified in a TDR as of December 31, 2014 and December 31, 2013, respectively. Charge-offs on TDRs are factored into the rolling historical loss rate, which is used in the calculation of the ALL.

Purchased Credit-Impaired Loans

The unpaid principal balance of the Company’s PCI loan portfolio was $448,558 and $612,080 as of December 31, 2014 and 2013. Changes in the amount of accretable yield on PCI loans for the years ended December 31, 2014 and 2013 were as follows:

	FNBGA	ACB	BOE	TPB	FCCB	GTB	FCSB	TOTAL
Balance at January 1, 2013	$52,502	$39,848	$7,818	$19,894	$7,850	$3,807	$30,260	$161,979
Additions	—	—	—	—	—	—	—	—
Accretion	(17,545)	(12,673)	(4,783)	(7,289)	(5,154)	(3,176)	(6,827)	(57,447)
Exit events	(4,031)	(3,655)	(1,152)	(2,030)	(1,848)	(1,080)	(3,616)	(17,412)
Other activity, net	306	341	191	28	4	109	377	1,356
Reclassifications from nonaccretable difference	9,741	7,605	5,079	5,334	5,843	5,528	10,195	49,325

Balance at December 31, 2013	40,973	31,466	7,153	15,937	6,695	5,188	30,389	137,801
Additions	—	—	—	—	—	—	—	—
Accretion	(13,524)	(9,038)	(3,674)	(7,179)	(3,268)	(3,048)	(5,498)	(45,229)
Exit events	(3,107)	(2,250)	(555)	(3,015)	(373)	(235)	(4,214)	(13,749)
Other activity, net	999	480	205	298	239	94	3	2,318
Reclassifications from nonaccretable difference	12,656	4,882	2,355	8,366	3,511	3,570	3,547	38,887

Balance at December 31, 2014	$37,997	$25,540	$5,484	$14,407	$6,804	$5,569	$24,227	$120,028

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

5.	Allowance for Loan Losses

Activity in the ALL for the years ended December 31, 2014 and 2013 is summarized in the tables below:

	For the Year Ended December 31, 2014
	Commercial	Consumer	PCI	Total
Beginning Balance	$12,186	$6,608	$11,741	$30,535
Charge-offs	(5,160)	(924)	(2,557)	(8,641)
Recoveries	74	392	3,936	4,402
Provision[1]	16,575	2,983	(7,944)	11,614

Ending Balance	$23,675	$9,059	$5,176	$37,910

Year-end ALL allocated to:
Loans individually evaluated for impairment	$5,146	$27	$—	$5,173
Loans collectively evaluated for impairment	18,529	9,032	—	27,561
Loans acquired with deteriorated credit quality	—	—	5,176	5,176

Ending Balance	$23,675	$9,059	$5,176	$37,910

Year-end recorded investment in loans:
Individually evaluated for impairment	$20,487	$2,014	$—	$22,501
Collectively evaluated for impairment	1,434,057	660,488	—	2,094,545
Acquired with deteriorated credit quality	—	—	305,241	305,241

Ending Balance	$1,454,544	$662,502	$305,241	$2,422,287

	For the Year Ended December 31, 2013
	Commercial	Consumer	PCI	Total
Beginning Balance	$8,424	$3,373	$18,748	$30,545
Charge-offs	(152)	(781)	(3,778)	(4,711)
Recoveries	11	193	4,772	4,976
Provision[2]	3,903	3,823	(8,001)	(275)

Ending Balance	$12,186	$6,608	$11,741	$30,535

Year-end ALL allocated to:
Loans individually evaluated for impairment	$1	$85	$—	$86
Loans collectively evaluated for impairment	12,185	6,523	—	18,708
Loans acquired with deteriorated credit quality	—	—	11,741	11,741

Ending Balance	$12,186	$6,608	$11,741	$30,535

Year-end recorded investment in loans:
Individually evaluated for impairment	$1,655	$2,387	$—	$4,042
Collectively evaluated for impairment	992,141	386,287	—	1,378,428
Acquired with deteriorated credit quality	—	—	380,167	380,167

Ending Balance	$993,796	$388,674	$380,167	$1,762,637

[1]	Does not include ($2,660) in provision for unfunded commitments.
[2]	Does not include $1,481 in provision for unfunded commitments.

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

In addition to the ALL, the Company also estimates probable and reasonably estimable credit losses related to unfunded lending commitments, such as letters of credit and binding unfunded loan commitments. This reserve for unfunded lending commitments totaled $3,545 and $6,205 at December 31, 2014 and 2013, respectively.

6.	Premises and Equipment

Major classifications of premises and equipment at December 31, 2014 and 2013 are summarized as follows:

	2014	2013
Land	$16,718	$15,989
Premises and leasehold improvements	42,004	36,177
Furniture and equipment	24,245	22,404

	82,967	74,570
Less: Accumulated depreciation and amortization	18,350	12,608

Total premises and equipment	$64,617	$61,962

There were no premises pledged to secure borrowings at December 31, 2014 and 2013.

The Company leases certain premises and equipment under various lease agreements that provide for payment of property taxes, insurance and maintenance costs. Operating leases frequently provide for one or more renewal options on the same basis as current rental terms. However, certain leases require increased rentals under cost of living escalation clauses. Some leases also provide purchase options.

Future minimum rental commitments for noncancelable operating leases with initial or remaining terms of one or more years consisted of the following at December 31, 2014:

2015	$2,135
2016	1,861
2017	1,505
2018	1,194
2019	460
Thereafter	3,808

Total minimum payments	$10,963

Total rent expense for all operating leases amounted to $2,407 and $2,562 in 2014 and 2013, respectively, net of rent income, which totaled $34 and $34 during 2014 and 2013, respectively.

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

7.	OREO

The following table provides details of the Company’s OREO as of December 31, 2014 and 2013:

	Covered OREO	Not Covered OREO	Total OREO
December 31, 2014
Commercial Real Estate	$3,881	$460	$4,341
Construction	6,288	260	6,548
Residential Real Estate	2,648	826	3,474

Total	$12,817	$1,546	$14,363

	Covered OREO	Not Covered OREO	Total OREO
December 31, 2013
Commercial Real Estate	$17,915	$532	$18,447
Construction	21,141	21	21,162
Residential Real Estate	7,943	241	8,184

Total	$46,999	$794	$47,793

A rollforward of the Company’s OREO for the years ending December 31, 2014 and 2013 is as follows:

	Cove red OREO	Not Covered OREO	Total OREO
Balance January 1, 2013	$121,524	$1,302	$122,826
Additions	36,060	1,213	37,273
Sales	(90,196)	(1,661)	(91,857)
Losses and other adjustments	(20,389)	(60)	(20,449)

Balance December 31, 2013	$46,999	$794	$47,793
Additions	15,278	1,317	16,595
Sales	(40,370)	(565)	(40,935)
Losses and other adjustments	(9,090)	—	(9,090)

Balance December 31, 2014	$12,817	$1,546	$14,363

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

8.	FDIC Loss Share Receivable

The following table shows changes in the carrying value of the FDIC loss share receivable for loss share agreements and the related recorded investment of the covered assets for the years ended December 31, 2014 and 2013:

	As of December 31, 2014
	FNBGA	ACB	BOE	TPB	FCCB	GTB	FCSB	Total
Carrying value of FDIC loss share receivable, at January 1, 2014	$30,922	$40,283	$6,052	$2,449	$12,615	$5,752	$10,194	$108,267
Additions resulting from:
Charge-offs, writedowns, and other losses	(605)	1,408	225	305	349	14	40	1,736
Allowable external expenses	1,120	1,102	(36)	(50)	(56)	119	338	2,537
Reductions resulting from:
Effect of valuation adjustment on covered assets	(2,508)	(2,115)	(604)	(818)	(935)	(204)	(582)	(7,766)
Amortization	(20,803)	(12,481)	(1,440)	1,844	(7,056)	(745)	(2,125)	(42,806)
Payments received	(2,641)	(13,608)	(3,111)	(2,280)	(3,125)	(1,089)	(1,650)	(27,504)

Carrying value of FDIC loss share receivable, at December 31, 2014	$5,485	$14,589	$1,086	$1,450	$1,792	$3,847	$6,215	$34,464

Covered Assets:
Loans	93,916	73,938	19,207	37,542	20,119	20,029	40,126	304,877
OREO	3,109	4,366	1,272	1,558	935	—	1,577	12,817

Total covered assets	$97,025	$78,304	$20,479	$39,100	$21,054	$20,029	$41,703	$317,694

	As of December 31, 2013
	FNBGA	ACB	BOE	TPB	FCCB	GTB	FCSB	Total
Carrying value of FDIC loss share receivable, at January 1, 2013	$57,821	$88,251	$12,533	$11,030	$22,502	$11,526	$32,737	$236,400
Additions resulting from:
Charge-offs, writedowns, and other losses	1,751	4,485	2,673	81	1,753	449	(217)	10,975
Allowable external expenses	2,758	2,915	211	414	422	391	190	7,301
Effect of valuation adjustment on covered assets	(4,127)	(1,658)	(229)	(310)	(354)	199	567	(5,912)
Reductions resulting from:
Amortization	(10,502)	(7,870)	(2,103)	(2,794)	(3,186)	(454)	(1,292)	(28,201)
Payments received	(16,779)	(45,840)	(7,033)	(5,972)	(8,522)	(6,359)	(21,791)	(112,296)

Carrying value of FDIC loss share receivable, at December 31, 2013	$30,922	$40,283	$6,052	$2,449	$12,615	$5,752	$10,194	$108,267

Covered Assets:
Loans	109,396	87,063	21,418	54,405	27,720	27,560	51,375	378,937
OREO	9,738	15,769	3,453	7,428	4,335	4,055	2,217	46,995

Total covered assets	$119,134	$102,832	$24,871	$61,833	$32,055	$31,615	$53,592	$425,932

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

9.	Goodwill and Other Intangible Assets

The following table provides details of the Company’s goodwill by acquisition for the years ended December 31, 2014 and 2013:

	2014	2013
First National Bank of Georgia	$7,801	$7,801
The People’s Bank	2,227	2,227
Essex Branches	1,590	1,590
Verity Bank	6,986	—
Alliance National Bank	4,358	—
Other acquisitions	122	122

Total Goodwill	$23,084	$11,740

Other intangible assets consist of core deposit intangibles and are amortized ratably over their estimated useful lives, generally seven to ten years. At December 31, 2014 and 2013, other intangibles consisted of the following:

	As of December 31, 2014
	Gross Carrying Value	Accumulated Amortization	Net Carrying Amount
Core deposit intangible	$20,185	$(10,447)	$9,738

	As of December 31, 2013
	Gross Carrying Value	Accumulated Amortization	Net Carrying Amount
Core deposit intangible	$16,154	$(7,600)	$8,554

Amortization expense recognized on core deposit intangible assets for 2014 and 2013 was $2,847 and $2,172, respectively.

The estimated amortization expense of other intangible assets is as follows:

Amortization Expense
2015	$3,083
2016	2,836
2017	1,221
2018	732
2019	574
2020	378
Thereafter	914

$9,738

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

10.	Deposits

Deposits at December 31, 2014 and 2013 are summarized as follows:

	2014	2013
Noninterest-bearing demand	$365,084	$279,795
Interest-bearing demand	426,406	378,382
Money market	687,025	484,749
Savings	91,329	78,454
Time	1,266,182	1,018,574

Total deposits	$2,836,026	$2,239,954

Time deposits with a minimum denomination of $100 totaled $750,925 and $532,412 at December 31, 2014 and 2013, respectively.

At December 31, 2014, the scheduled maturities of time deposits were:

2015	$879,666
2016	312,206
2017	37,333
2018	19,624
2019 and thereafter	17,353

Total time deposits	$1,266,182

11.	Other Borrowings

Other borrowings include advances from the FHLBA and investment securities sold under a repurchase agreement. The Company had unused credit lines allowing access to overnight borrowings of up to $205,000 and $80,000 on an unsecured basis from four correspondent banks at December 31, 2014 and 2013, respectively.

The Company has a borrowing capacity with the FHLBA in the amount of $503,350 and $400,560 at December 31, 2014 and 2013, respectively. This is 15 percent of total qualified assets as measured by the FHLBA.

The Repurchase Agreement in the principal amount of $10,000 at December 31, 2013 was secured by investment securities with a carrying value of $12,669 at December 31, 2013. The Repurchase Agreement matured and paid off in 2014.

At December 31, 2014 and 2013, the Company had advances outstanding to the FHLBA in the principal amount of $77,000 and $82,000, respectively, secured by the Company’s stock in the FHLBA and a blanket lien on the loan portfolio. At December 31, 2014 and 2013, the Company had FHLBA stock in the amount of $6,429 and $6,785, respectively, pledged to the FHLBA.

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

Other borrowings at December 31, 2014 and 2013 are as follows:

	2014	2013
Repurchase agreement (inclusive of unamortized premium of $0 and $256, for December 31, 2014 and 2013, respectively)	$—	$10,256
Advances payable to the FHLBA with contractual rates ranging from 0.26 percent to 4.39 percent and maturities ranging from June 2015 to March 2018 (inclusive of unamortized premium of $1,905 and $2,927 for December 31, 2014 and 2013)	78,905	84,927

Total other borrowings	$78,905	$95,183

Other borrowings maturing in each of the five years subsequent to December 31, 2014 include:

Maturity	Amount	Weighted-Average Interest Rate
2015	$22,099	1.41%
2016	15,216	4.35%
2017	15,829	3.40%
2018	25,761	3.07%
Thereafter	—	0.00%

Total other borrowings	$78,905	2.92%

12.	Estimated Fair Values

Fair value measurements are determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, US GAAP establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Level 1 and 2 of the hierarchy) and reporting entity’s own assumptions developed based on the best information available in the circumstances (unobservable inputs classified within Level 3 of the hierarchy).

Fair Value Hierarchy

Level 1

Valuation is based on inputs that are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2

Valuation is based on inputs, other than quoted prices included within Level 1, that are observable for the asset and liability, either directly or indirectly, such as interest rates, yield curves observable at commonly quoted intervals, and other market-corroborated inputs.

Level 3

Valuation inputs are unobservable inputs for the asset or liability, which shall be used to measure fair value to the extent that observable inputs are not available. The inputs shall reflect the Company’s own assessment regarding assumptions that market participants would use in pricing the asset or liability.

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

Fair value estimates are made at a specific point in time based upon relevant market information and information about each asset and liability. Where information regarding the fair value of an asset or liability is available, those values are used, as is the case with investment securities and residential mortgage loans. In these cases, an open market exists in which these assets are actively traded.

Because no market exists for many assets and liabilities, fair value estimates are based upon judgments regarding future expected loss experience, current economic conditions, risk characteristics and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. For those assets or liabilities with a fixed interest rate, an analysis of the related cash flows was the basis for estimating fair values. The expected cash flows were then discounted to the valuation date using an appropriate discount rate. The discount rates used represent the rates under which similar transactions would be currently negotiated. For assets or liabilities with fixed and variable rates, fair value estimates also consider the impact of liquidity discounts appropriate as of the measurement date.

The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The Company evaluates fair value measurement inputs on an ongoing basis in order to determine if there is a change of sufficient significance to warrant a transfer between levels. Transfers between levels of the fair value hierarchy are recognized on the actual date of the event or circumstances that caused the transfer, which generally coincides with the Company’s valuation process. There were no significant transfers between levels during 2014 and 2013.

Fair Value of Financial Instruments Measured on a Recurring Basis

The following methods and assumptions were used by the Company in estimating the fair value of its financial assets on a recurring basis:

Investment Securities

Investment securities classified as available-for-sale are recorded at fair value on a recurring basis. The Company’s investment portfolio primarily consists of U.S. government agency mortgage-backed securities, non-agency mortgage-backed securities, U.S. government securities, corporate bonds and municipal securities. The fair value of investment securities classified as available-for-sale are generally determined using widely accepted valuation techniques including matrix pricing and broker-quote-based applications. Inputs may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other relevant items. The Company reviews the prices supplied by the independent pricing service, as well as their underlying pricing methodologies, for reasonableness and to ensure such prices are aligned with traditional pricing matrices. From time to time, the Company validates the appropriateness of the valuations provided by the independent pricing service to prices obtained from an additional third party or prices derived using internal models.

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

The following tables summarize the financial assets and liabilities measured at fair value on a recurring basis at December 31, 2014 and 2013:

	As of December 31, 2014
Description	Fair Value	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1) Inputs	Quoted Prices for Similar Assets and Liabilities (Level 2) Inputs	Significant Unobservable Inputs (Level 3) Inputs
Investment securities available-for-sale
U.S. government	$39,166	$—	$39,166	$—
FNMA, GNMA, FHLMC mortgage-backed securities	211,976	—	211,976	—
Asset backed securities	18,722	—	18,722	—
Collateralized mortgage obligations	142,710	—	142,710	—
State, county and municipal	7,112	—	7,112	—
Corporate bonds	21,375	—	21,375
Equity securities	3,822	—	—	3,822

	$444,883	$—	$441,061	$3,822

	As of December 31, 2013
Description	Fair Value	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1) Inputs	Quoted Prices for Similar Assets and Liabilities (Level 2) Inputs	Significant Unobservable Inputs (Level 3) Inputs
Investment securities available-for-sale
U.S. government	$28,370	$—	$28,370	$—
FNMA, GNMA, FHLMC mortgage-backed securities	210,920	—	210,920	—
Asset backed securities	19,405	—	19,405	—
Collateralized mortgage obligations	159,049	—	159,049	—
State, county and municipal	—	—	—	—
Corporate bonds	15,102	—	15,102	—
Equity securities	191	—	—	191

	$433,037	$—	$432,846	$191

During 2014, the Company purchased level 3 investment securities of $5,341, received settlements of $1,710, and recognized no gains or losses in earnings or other comprehensive income.

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

Fair Value of Financial Instruments Measured on a Nonrecurring Basis

The following methods and assumptions were used by the Company in estimating the fair value of its financial assets on a nonrecurring basis:

Impaired Loans

Loans are considered impaired when it is determined to be probable that all amounts due under the contractual terms of the loans will not be collected when due. Loans considered individually impaired are evaluated and a specific allowance is established if required based on the underlying collateral value of the impaired loans or the estimated discounted cash flows for such loans. A specific allowance is required if the fair value of the expected repayments or the fair value of the collateral is less than the recorded investment in the loan. The Company records impaired loans as nonrecurring level 3.

Loans Held for Sale

Level 1 loans held for sale consist of conforming residential mortgage loans accounted for at lower of cost or market. Fair value is determined based upon pricing assigned on a loan-by-loan basis, at the time a loan is locked with the borrower, through correspondent relationships that the Company maintains in order to sell loans held for sale.

OREO

The fair value of OREO is determined when the asset is transferred to foreclosed assets. The assets are carried at the lower of the carrying value or fair value less estimated costs to sell. Fair value is based upon appraised values of the collateral or management’s estimation of the value of the collateral. Management requires a new appraisal at the time of foreclosure or repossession of the underlying collateral. Updated appraisals are obtained on at least an annual basis on all OREO and are considered to contain Level 3 inputs. Management has also determined, in some cases, that fair value of collateral is further impaired based upon real estate market trends and declining foreclosed property pricing. Therefore, all OREO is recorded as a nonrecurring Level 3 hierarchy.

For assets and liabilities carried at fair value on a nonrecurring basis, the following table provides fair value information as of December 31, 2014 and 2013:

	As of December 31, 2014
Description	Net Carrying Value	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1) Inputs	Quoted Prices for Similar Assets and Liabilities (Level 2) Inputs	Significant Unobservable Inputs (Level 3) Inputs
Impaired loans	$22,635	$—	$—	$22,635
Loans held for sale	1,981	1,981	—	—
OREO	14,363	—	—	14,363

	As of December 31, 2013
Description	Net Carrying Value	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1) Inputs	Quoted Prices for Similar Assets and Liabilities (Level 2) Inputs	Significant Unobservable Inputs (Level 3) Inputs
Impaired loans	$4,187	$—	$—	$4,187
Loans held for sale	1,967	1,967	—	—
OREO	47,793	—	—	47,793

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

The following table provides information describing the unobservable inputs used in Level 3 fair value measurements at December 31, 2014:

As of December 31, 2014
Financial Instrument	Net Carrying Value	Valuation Technique	Unobservable Input	Range of Inputs
Impaired loans	$22,635	1) Non-Collateral Dependent: Discounted cash flow analysis	1) a) Loss given default b) Probability of default c) Discount rate	1) a) 0%—73% b) 35%—100% c) 3%—8%

		2) Collateral Dependent: Third party appraisal	2) Management discount for property type, recent market volatility, and costs to sell.	2) 0%—83%

OREO	$14,363	Third party appraisal	Management discount for property type, recent market volatility and time on the market	0%—40%

As of December 31, 2013
Financial Instrument	Net Carrying Value	Valuation Technique	Unobservable Input	Range of Inputs
Impaired loans	$4,187	1) Non-Collateral Dependent: Discounted cash flow analysis	1) a) Loss given default b) Probability of default c) Discount rate	1) a) 20%—50% b) 19%—50% c) 3%—14%
		2) Collateral Dependent: Third party appraisal	2) Management discount for property type, recent market volatility, and costs to sell.	2) 0%—90%

OREO	$47,793	Third party appraisal	Management discount for property type, recent market volatility and time on the market	0%—40%

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

Fair Value of Financial Instruments

The following table includes the estimated fair value of the Company’s financial assets and financial liabilities. The methodologies for estimating the fair value of financial assets and financial liabilities measured on a recurring and nonrecurring basis are discussed above. The methodologies for estimating the fair value for other financial assets and financial liabilities are discussed below. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data in order to develop the estimates of fair value. Accordingly, the estimates presented below are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation techniques may have a material effect on the estimated fair value amounts at December 31, 2014 and December 31, 2013.

	2014		2013
	Carrying Value	Fair Value	Carrying Value	Fair Value
Cash and due from banks	$203,956	$203,956	$217,071	$217,071
Investment securities available-for-sale	444,883	444,883	433,037	433,037
Investment securities held-to-maturity	82,903	86,460	75,680	77,527
Loans held for sale	1,981	2,035	1,967	2,017
Loans held for investment, net	2,384,377	2,443,694	1,732,102	1,759,138
FDIC loss share receivable	34,464	34,464	108,267	108,267
BOLI	62,424	62,424	58,999	58,999
FHLBA stock	6,429	6,429	6,785	6,785
Deposits	2,836,026	2,808,630	2,239,954	2,233,237
Other borrowings	78,905	80,047	95,183	97,831

Cash and Due From Banks

The carrying amount approximates fair value for these instruments.

Loans Held For Sale

Loans held for sale are carried at the lower of cost or fair value. These loans currently consist of one-to-four family residential real estate loans originated for sale to qualified third parties. Fair value is based upon the contractual price to be received from these third parties, which may be different than cost.

Loans Held for Investment

Fair values are estimated for portfolios of loans with similar financial characteristics if collateral-dependent. Loans are segregated by type. The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect observable market information incorporating the credit, liquidity, yield and other risks inherent in the loan. The estimate of maturity is based upon the Company’s historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of the current economic and lending conditions.

Fair value for significant non-performing loans is generally based upon recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market information and specific borrower information.

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

Fair values for PCI loans are valued based upon a discounted expected cash flow methodology that considers various factors including the type of loan and related collateral, credit quality, fixed or variable interest rate, term of loan and whether or not the loan was amortizing and a discount rate reflecting the Company’s assessment of risk inherent in the cash flow estimates. PCI loans are grouped together according to common risk characteristics and are evaluated in aggregated pools when applying various valuation techniques. The Company estimated the gross cash flows expected to be collected on these loans based upon the expected remaining life of the underlying loans, which includes the effects of estimated prepayments. The carrying amounts of PCI loans approximate fair value.

FDIC Loss Share Receivable

The fair value of the FDIC loss share receivable is estimated using projected cash flows related to the loss sharing agreements based on the expected reimbursements for losses and the applicable loss sharing percentages. The cash flows are discounted to reflect the uncertainty of the time of receipt of the loss-sharing reimbursements from the FDIC. The carrying amount of the FDIC loss share receivable approximates fair value.

FHLBA

FHLBA stock is carried at its original cost basis, as cost approximates fair value and there is no ready market for such investments.

Deposits

The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings and money market and checking accounts, is based on the discounted value of estimated cash flows. The fair value of time deposits is based upon the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Other Borrowings

The fair value of the Company’s FHLBA advances is estimated based upon the discounted value of contractual cash flows. The fair value of investment securities sold under agreements to repurchase approximates the carrying amount because of the short maturity of these borrowings. The discount rate is estimated using rates quoted for the same or similar issues or the current rates offered to the Company for debt of the same remaining maturities.

Commitments and Contingencies

For off-balance sheets commitments and contingencies, carrying amounts are reasonable estimates of the fair values for such financial instruments. Carrying amounts include unamortized fee income and, in some cases, reserves for any credit losses from those financial instruments. These amounts are not material to the Company’s financial position.

13.	Employee Benefit Plans

The Company sponsors a defined contribution 401(k) profit sharing plan which covers substantially all employees. This plan is qualified under the Internal Revenue Code and employees are eligible to participate in

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

the 401(k) profit sharing plan after 3 months of service through deferral of portions of their salary. Based upon the employee’s contribution, the Company matches up to 50 percent of the employee contribution up to 6 percent. The Company contributions to the 401(k) profit sharing plan are at the discretion of the Board of Directors. The Company made matching contributions of $593 and $454 during 2014 and 2013, respectively.

The Company also maintains an unfunded, noncontributory, nonqualified SERP that covers key executives of the Company. The plan provides defined benefits based upon a fixed payment schedule. The Company expensed $403 and $490 during 2014 and 2013, respectively for the accrual of the retirement benefits.

14.	Noninterest Expense

Other noninterest expense for the years ended December 31, 2014 and 2013 included the following:

	2014	2013
Technology and data processing	$9,187	$7,896
Legal and professional services	5,120	3,988
Printing and supplies	980	827
Advertising	1,661	1,355
Insurance expense	1,203	1,155
Postage	620	594
FDIC deposit insurance expense	2,649	2,193
Other	8,006	5,145

Total other noninterest expense	$29,426	$23,153

15.	Accumulated Other Comprehensive Income (AOCI)

In addition to presenting the Consolidated Statements of Comprehensive Income herein, the following table shows the tax effects allocated to each component of AOCI for the years ended December 31, 2014 and 2013:

	December 31, 2014			December 31, 2013
	Before-Tax Amount	Tax	Net-of-Tax Amount	Before-Tax Amount	Tax	Net-of-Tax Amount
AOCI, beginning balance	$1,094	$(384)	$710	$11,074	$(3,876)	$7,198
Unrealized gains / (losses) on securities:
Net unrealized gains / (losses) arising during the period	4,404	(1,530)	2,874	(7,257)	2,566	(4,691)
Less: reclassification adjustment for gains included in net income	(1,341)	456	(885)	(2,532)	861	(1,671)
Amortization of unrealized gains on investment securities transferred from available-for-sale to held-to-maturity	(196)	67	(129)	(191)	65	(126)

AOCI, ending balance	$3,961	$(1,391)	$2,570	$1,094	$(384)	$710

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

Reclassifications out of AOCI consisted of the following:

Details about components of AOCI	December 31		Affected line item in the Consolidated Financial Statements
	2014	2013
Realized gains on AFS securities:	$(1,341)	$(2,532)	Securities gains
	456	861	Income tax expense (benefit)

	$(885)	$(1,671)

Amortization of unrealized gains on investment securities transferred from available-for-sale to held-to-maturity:	$(196)	$(191)	Investment securities held-to-maturity
	67	65	Income tax expense (benefit)

	$(129)	$(126)

16.	Income Taxes

At December 31, 2014 and 2013, the income tax expense and benefit consisted of the following components:

	2014	2013
Current tax expense (benefit)
Federal	$19,509	$21,636
State	622	(519)

Total current tax expense (benefit)	20,131	21,117

Deferred tax expense (benefit)
Federal	(19,716)	(17,167)
State	(2,066)	(138)

Total deferred tax expense (benefit)	(21,782)	(17,305)

Total income tax expense (benefit)	$(1,651)	$3,812

The Company’s effective tax rate for the years ended December 31, 2014 and 2013 was -31.80% and 22.42%, respectively which differed from the statutory rate of 35% and 35%, respectively, primarily as a result of the nontaxable bargain purchase gain and state income tax benefit.

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

The difference between the federal income tax rates, applied to income before income taxes and the effective rates were due to the following:

	2014	2013
Income taxes at statutory rates (35% and 35%, respectively)	$1,818	$5,951
Increase (reduction) in income taxes resulting from
Nontaxable income on loans and investments, net of nondeductible expenses	(603)	(593)
Gain on acquisition	(797)	—
State income taxes, net of federal benefit	(939)	(427)
Tax exempt income—BOLI	(691)	(1,063)
Captive insurance income	(150)	—
Tax credits	(166)	(166)
Meals and entertainment	38	36
Other, net	(161)	74

Total income tax expense (benefit)	$(1,651)	$3,812

The major components of the temporary differences that give rise to deferred tax assets and liabilities at December 31, 2014 and 2013 were as follows:

	2014	2013
Deferred tax assets:
Covered assets	$20,202	$32,803
Goodwill	3,366	5,098
FDIC clawback liability	11,659	10,458
State carryforwards	74	226
Federal carryforwards	1,207	—
Stock-based compensation	5,598	4,564
Allowance for loan loss	12,176	7,177
Nonaccrual loan interest	5,820	7,416
Other	3,567	4,138

Total deferred tax asset	63,669	71,880

Deferred tax liabilities:
FDIC Loss Share Receivable	(13,310)	(42,116)
Deposit premiums	(3,036)	(2,477)
Available-for-sale securities	(1,384)	(382)
Tax gain on acquisitions	(3,636)	(7,324)
Other	(4,946)	(6,454)

Total deferred tax (liability)	(26,312)	(58,753)

Net deferred tax asset (liability)	$37,357	$13,127

The Company has federal carryforwards of $3,448 that begin to expire in 2032 and state tax credit carryforwards of $1,891 which begin to expire in 2018.

At December 31, 2014 and 2013, the Company had no unrecognized tax benefits recorded. The Company does not expect the total amount of unrecognized tax benefits to significantly increase within the next twelve months.

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

The Company did not have any amounts accrued for interest and penalties at December 31, 2014 and 2013.

The Company and its subsidiaries are subject to U.S. federal income tax as well as state and local tax in several jurisdictions. Tax years since inception are still open to examinations by taxing authorities.

17.	Transactions with Related Persons

In the ordinary course of business, loans may be made to officers, directors and affiliated companies at substantially the same terms as comparable transactions with other borrowers. At December 31, 2014 and 2013, related party loans were approximately $2,249 and $2,317, respectively. Repayments of loans made by the related parties were $68 and $62 for the years ended December 31, 2014 and 2013, respectively.

The Company held deposits of $1,181 and $1,974 from key officers, directors and affiliated companies at December 31, 2014 and 2013, respectively.

18.	Regulatory Requirements and Other Restrictions

The Company (on a consolidated basis) and CSB are subject to various regulatory capital requirements administered by federal and state banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet minimum capital requirements results in certain discretionary and required actions by regulators that could have an effect on the Company’s operations.

Quantitative measures established by regulation to ensure capital adequacy require the Company and CSB to maintain minimum amounts and ratios (as defined by regulations and set forth in the table below) of Total and Tier 1 capital to risk-weighted assets and to average assets, respectively. Management believes, as of December 31, 2014, the Company and CSB meet all capital adequacy requirements to which it is subject. At December 31, 2014 and 2013, regulatory notifications categorized CSB as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Company and CSB must maintain minimum Total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There have been no conditions or events that would affect the Company’s and CSB’s well-capitalized status.

	As of December 31, 2014
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital to risk-weighted assets
Consolidated	$432,052	16.50%	$209,525	8.00%	N/A	N/A
CSB	$385,688	14.73%	$209,525	8.00%	$261,906	10.00%
Tier 1 capital to risk-weighted assets
Consolidated	$399,211	15.24%	$104,762	4.00%	N/A	N/A
CSB	$352,847	13.47%	$104,762	4.00%	$157,144	6.00%
Tier 1 capital to average assets
Consolidated	$399,211	11.85%	$134,794	4.00%	N/A	N/A
CSB	$352,847	10.47%	$134,794	4.00%	$168,492	5.00%

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

	As of December 31, 2013
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital to risk-weighted assets
Consolidated	$426,773	22.42%	$152,284	8.00%	N/A	N/A
CSB	$359,517	18.89%	$152,261	8.00%	$190,326	10.00%
Tier 1 capital to risk-weighted assets
Consolidated	$402,819	21.16%	$76,142	4.00%	N/A	N/A
CSB	$335,566	17.63%	$76,131	4.00%	$114,196	6.00%
Tier 1 capital to average assets
Consolidated	$402,819	14.71%	$109,568	4.00%	N/A	N/A
CSB	$335,566	12.25%	$109,568	4.00%	$136,960	5.00%

As a condition to the Department of Banking and Finance of the State of Georgia’s approval of CSB’s Article of Incorporation, CSB must maintain a Tier 1 capital to average assets of not less than 10 percent, a total capital to risk-weighted assets of not less than 12 percent and a Prompt Corrective Action category rating, as defined by regulators, of “Well Capitalized” for the later of the first three years of operations or until cumulative profitability is achieved. As a condition to the FDIC’s approval of CSB’s business plan, CSB is required to maintain a Tier 1 Common Equity to total assets ratio of at least 10 percent through July 20, 2015.

The Company and CSB are subject to various requirements imposed by state and federal banking statutes and regulations, including regulations requiring the maintenance of noninterest-bearing reserve balances at the Federal Reserve Bank. Banks are allowed to reduce the required balances by the amount of vault cash. As of December 31, 2014 and 2013, the requirement for the Company was $7,573 and $6,736, respectively.

19.	Stock-Based Compensation

The Company has a nonqualified stock option plan for certain key officers/employees and nonemployee directors. The 2010 Long-Term Incentive Plan (“LTIP plan”) provides stock awards up to 4,135,582 common shares of the Company and as of December 31, 2014 and 2013, there were 609,270 and 1,034,764 shares available for future grants under this plan, respectively. The Company initially had two types of options that were granted under this plan. The first set of granted options (“Type A”) were to certain key officers and nonemployee directors and vest monthly at a rate of 25% per year, except that key officers do not begin vesting until they have completed one year of service, at which time they immediately become 25% vested. Each option remains outstanding for 10 years after the initial grant date. There were 285,500 options granted during 2014 and 290,388 options granted in 2013 under this plan. The second set of granted options (“Type B”), were to certain key employees and the vesting of these options would depend on the performance of the Company’s equity at the end of the vesting performance period, which is measured at September 17, 2015 or a liquidity event, whichever is earlier. There were no options granted during 2014 and 92,500 options granted in 2013 under this plan. During 2014, there were 5,000 options forfeited Type A options and no forfeited Type B options and during 2013, there were 76,618 forfeited Type A options and 170,000 forfeited Type B options.

Under a Board of Directors resolution, all options granted as Type B were converted to Type A in August of 2013 with credit given for time served to the 18 employees affected. As a result of this modification, the Company had to determine the additional incremental cost for the converted options in order to recognize this

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

cost over the remaining vesting term of the options. This incremental value for the 1,534,000 options that were converted was $1,078 and will be recognized over the remaining vesting term, which was extended from 4 to 6 years for certain officers.

In January 2014, the Company granted 125,000 restricted stock units (“RSUs”) and 19,994 deferred stock units (“DSUs”) to key officers/employees as part of the Company’s LTIP plan. The RSUs are time-based awards that vest 50% on the second anniversary of the date of grant and fully vest on the third anniversary. These awards will be delivered in common stock on the fully vested date with stock-based compensation expense being recognized over the vesting term. The DSUs are fully vested and non-forfeitable awards that will be delivered in common stock on the earlier of the 1) second anniversary of the date of grant or 2) grantee’s separation of service.

Stock-based awards are recognized over the vesting period and reflected as salaries and employee benefits within the Consolidated Statements of Income, which was $2,531 and $3,497 for the years ending December 31, 2014 and 2013, respectively. Total unrecognized salaries and employee benefit expense related to nonvested share-based compensation was $3,648 and $3,517 at December 31, 2014 and 2013, respectively, and is expected to all be recognized by October 30, 2018 with a weighted-average period of 2.21 years.

Activity in the stock option plan for the years ended December 31, 2014 and 2013 is summarized as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)
Outstanding – January 1, 2013	2,964,548	10.07	7.03
Granted	382,888	11.00	—
Exercised	—	—	—
Forfeited	(246,618)	10.50	—

Outstanding – December 31, 2013	3,100,818	10.15	5.77
Granted	285,500	12.00	—
Exercised	—	—	—
Forfeited	(5,000)	11.50	—

Outstanding – December 31, 2014	3,381,318	$10.30	5.19

Activity for the DSUs and RSUs for the years ended December 31, 2014 is summarized as follows:

	Number of Shares	Weighted Average Fair Value
Outstanding – January 1, 2014	—	—
Granted	144,994	12.00
Exercised	—	—
Forfeited	—	—

Outstanding – December 31, 2014	144,994	$12.00

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

The following table presents information on stock options that were exercisable as of December 31, 2014 and 2013:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)
December 31, 2014	2,674,289	$10.09	5.57
December 31, 2013	2,317,375	$10.04	6.33

The Company has utilized the Black-Scholes valuation method to determine the fair value of its stock options for Type A. The valuation method requires the use of the following assumptions: the stock price as of the grant date, the expected dividend yield and the expected stock price volatility based upon the historical volatility for a group of comparable publicly-traded companies as defined by the Company. Also, for a period approximating the expected life of the options, the risk-free rate based upon the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the options and the expected option life presented by the period of time the options are expected to be outstanding is based upon historical trends.

The estimated fair value of the options granted, as well as the weighted average and ranged assumptions used in the computations are as follows:

Type A
Fair value of options granted	$4.17
Expected dividend yield	—
Expected volatility	37.00%
Risk-free interest rate	1.55%
Expected life (in years)	5.00

20.	Commitment & Contingencies

In order to meet the financing needs of its customers, the Company has financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve elements of credit, interest rate and/or liquidity risk.

Commitments to extend credit are legally binding agreements to lend to customers. Commitments generally have fixed expiration dates or other termination clauses and may require payment of fees. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements. Established credit standards control the credit-risk exposure associated with these commitments. The amount of collateral obtained, if deemed necessary upon extension of credit, is determined on a case by case basis by management through credit evaluation of the customer.

Standby letters of credit are commitments guaranteeing performance of a customer to a third party. These guarantees are issued primarily to support public and private borrowing arrangements. In order to minimize its exposure, the Company credit policies govern the issuance of standby letters of credit.

Community & Southern Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands of dollars, except share data)

At December 31, 2014 and 2013, the Company had unused loan commitments and standby letters of credit amounting to the following:

	As of December 31, 2014			As of December 31, 2013
	Fixed Rate	Variable Rate	Total	Fixed Rate	Variable Rate	Total
Unused loan commitments	$25,001	$462,685	$487,686	$22,405	$439,703	$462,108
Standby letters of credit	1,076	38,404	39,480	3,664	23,937	27,601

	$26,077	$501,089	$527,166	$26,069	$463,640	$489,709

The Company, on a case-by-case basis, establishes reserves for those legal claims in which it is probable that a loss will be incurred and the amount of such loss can be reasonably estimated. Based on current knowledge, management does not believe that loss contingencies, if any, arising from pending litigation and regulatory matters will have a material adverse effect on the consolidated financial position, results or liquidity of the Company.

21.	Subsequent Events

Management has evaluated the effects of subsequent events that have occurred after December 31, 2014 and through March 25, 2015, the date the financial statements were issued. During this period, management has determined that no events occurred that require disclosure.